Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ARNOLD MAGNETIC TECHNOLOGIES HOLDINGS CORPORATION,

ARNOLD MAGNETIC TECHNOLOGIES, LLC,

AMT ACQUISITION CORP.

Dated as of March 5, 2012

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

11.16	Conflict Between Transaction Documents	58
11.17	Specific Performance	58
11.18	Electronic Delivery	58
11.19	Buyer Deliveries	58

Exhibits and Disclosure Schedules

Exhibit A	-	Working Capital Methodology
Exhibit B	-	Form of Non-Solicit Agreement
Exhibit C	-	Additional Terms and Conditions
Exhibit D	-	Rollover Shares

Accounting Principles Schedule
Affiliated Transactions Schedule
Alternate Arrangement Schedule
Authorization Schedule
Bank Accounts Schedule
Brokerage Schedule
Capitalization Schedule
Certain Payments and Other Commercial Practices Schedule
Compliance with Laws Schedule
Contracts Schedule
Customer and Supplier Schedule
Developments Schedule
Employee Benefits Schedule
Employment and Labor Matters Schedule
Environmental Schedule
Financial Statements Schedule
Government Contracting Schedule
Indebtedness Pay-Off Schedule
Insurance Schedule
Intellectual Property Schedule
Labor Matters Schedule
Leased Real Property Schedule
Liabilities Schedule
Liens Schedule
Litigation Schedule
Owned Real Property Schedule
Permitted Liens Schedule
Products Liabilities and Warranties Schedule
Subsidiary Schedule
Tax Matters Schedule
Terminated Contract Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 5, 2012, by and among Arnold Magnetic Technologies, LLC, a Delaware limited liability company (“Seller”), Arnold Magnetic Technologies Holdings Corporation, a Delaware corporation (the “Company”), and AMT Acquisition Corp., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, prior to the Closing, Seller has distributed to the Rollover Stockholders a number of Shares in the amount set forth opposite such Rollover Stockholder’s name on Exhibit D attached hereto;

WHEREAS, Seller and the Rollover Stockholders collectively own all of the issued and outstanding capital stock of the Company, which consists of 1,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of such Shares (other than the Rollover Shares);

WHEREAS, immediately prior to the consummation of the acquisition of the Shares from the Seller, each Rollover Stockholder is contributing to Buyer that number of Rollover Shares set forth opposite such Rollover Stockholder’s name set forth on Exhibit D, in exchange for a number of shares of common stock of Buyer set forth on Exhibit D in a transaction intended to qualify as a tax-free transaction under the Code; and

WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Rollover; Purchase and Sale of Shares.

(a) First, each of the Rollover Stockholders will contribute (the “Rollover Contribution”) to Buyer the Rollover Shares, free and clear of all Liens, and Buyer will accept such contribution in exchange for the number of shares of common stock of Buyer set forth on Exhibit D. Each Rollover Contribution is being made pursuant to a Contribution Agreement between Buyer and the applicable Rollover Stockholder is being made in connection with, and as part of the same plan as, the acquisition by the other stockholders of Buyer of their shares of Buyer.

(b) Immediately after the Rollover Contribution, and upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Shares (other than the Rollover Shares) in exchange for the payment of the Purchase Price (less the Rollover Amount)

in cash to Seller and, for and on behalf of Seller, the other amounts set forth in Section 1.02. Such payments will be made by wire transfer on the Closing Date of immediately available funds from Buyer to the Escrow Agent or as otherwise designated by Seller to the Escrow Agent in writing prior to Closing.

1.02 Payments by Buyer; Final Consideration.

(a) For purposes of this Agreement, “Estimated Purchase Price” means a good faith estimate of the Purchase Price (less the Rollover Amount), as determined by Seller based upon the Company’s and its Subsidiaries’ most recent financial statements as of the date of such estimate while taking into account changes in the financial position of the Company and its Subsidiaries since the date of such financial statements. The Estimated Purchase Price (less the Rollover Amount) will be calculated in a manner consistent with the definition of Purchase Price.

(b) At least two business days prior to the Closing Date, the Company has delivered to Buyer a certificate, duly executed by an authorized representative of the Company, setting forth in reasonable detail the outstanding amount of Indebtedness, the Seller Transaction Expenses, and the Company’s good faith calculation of the Cash on Hand (“Estimated Cash on Hand”) and the Net Working Capital (“Estimated Net Working Capital”) and, based thereon, the Estimated Purchase Price. The Estimated Cash on Hand and the Estimated Net Working Capital has been calculated in a manner consistent with the methodology set forth on Exhibit A. At Closing, Buyer will pay, or will cause to be paid, the following amounts in immediately available cash:

(i) the Working Capital Escrow Amount to the Escrow Agent for deposit into the Working Capital Escrow Account;

(ii) the Indemnification Escrow Amount to the Escrow Agent for deposit into the Indemnification Escrow Account;

(iii) the Indebtedness set forth in the Indebtedness Pay-Off Schedule in accordance with the Payoff Letters;

(iv) Seller Transaction Expenses as instructed by Seller in writing; and

(v) an amount equal to the Estimated Purchase Price (less the Rollover Amount) minus the sum of (A) the Working Capital Escrow Amount and (B) the Indemnification Escrow Amount, to the Escrow Agent for distribution to Seller in accordance with the Escrow and Paying Agent Agreement.

(c) As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing and (ii) its calculation of the Purchase Price (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses and Net Working Capital and the accounting principles and practices referred to herein. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their business or assets.

(d) Buyer will, and will cause the Company to, provide Seller and its representatives with reasonable and timely access during normal business hours to the books, records (including relevant work papers, schedules, memoranda and other documents), supporting data and accounting personnel of the Company to the extent reasonably requested by Seller to facilitate Seller’s review of the Closing Statement. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth such objections (an “Objections Statement”), which statement will identify in reasonable detail those items to which Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto; provided that, in the event Buyer, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by Seller or any of its representatives within five (5) days of request therefor (or such shorter period as may remain in such 30 day period), such 30 day period will be extended by one (1) day for each additional day required for Buyer, the Company or one of its Subsidiaries to fully respond to such request. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement to Buyer, Seller or Buyer may submit any unresolved Disputed Items to Duff & Phelps or, if such firm is unable or unwilling to handle such dispute, another nationally recognized, independent accounting firm reasonably acceptable to Seller and Buyer (the “Arbiter”). In the event either party submits any unresolved Disputed Items to the Arbiter, such party will, concurrently therewith, deliver a copy thereof to the other party and each party will then promptly submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Arbiter. Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to resolve such dispute as soon as practicable, but in any event within 30 days after submission of the unresolved Disputed Items to the Arbiter. The Arbiter will resolve such dispute by choosing, in its entirety, the Closing Statement proposed by either Seller or Buyer, and will make no other resolution of such dispute (including by combining elements of the Closing Statements submitted by both parties). Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement selected by the Arbiter will be final, binding and non-appealable by the parties hereto. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The costs and expenses of the Arbiter will be paid by the party whose Closing Statement is not chosen by the Arbiter in its resolution of the dispute.

(e) If the Purchase Price as finally determined pursuant to Section 1.02(d) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, (i) Buyer will pay to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to such excess for distribution to Seller in accordance with the Escrow and Paying Agent Agreement, and (ii) Buyer and Seller will jointly instruct the Escrow Agent to pay to Seller by wire transfer of immediately available funds the Working Capital Escrow Amount (plus any interest accrued thereon).

(f) If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, (i) Buyer and Seller will jointly instruct the Escrow Agent to pay to Buyer by wire transfer of immediately available funds, an amount equal to such shortfall from the Working Capital Escrow Account (and, if the funds, including accrued and unpaid interest, if any, in the Working Capital Account exceed such shortfall, to pay such excess to Seller), and (ii) to the extent that such shortfall exceeds the Working Capital Escrow Amount (plus interest, if any, accrued thereon), Seller will pay to Buyer the amount of such excess by wire transfer of immediately available funds.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle St., Chicago, Illinois, on the date hereof (the “Closing Date”) or such other place as the parties may agree. The Closing will be deemed to occur at 12:01 a.m. on the Closing Date.

ARTICLE II

CLOSING DELIVERIES

2.01 Closing Deliveries of Seller. Prior to or at the Closing, Seller will have delivered, or caused the Company to deliver, to Buyer, each in form and substance reasonably acceptable to Buyer:

(a) Stock certificates representing all the Shares, in each case accompanied by duly executed stock powers;

(b) Certified copies of the resolutions duly adopted by (A) Seller’s board of Managers (or equivalent governing body) and (B) the Company’s board of directors, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of all transactions contemplated hereby and thereby;

(c) Copies of (A) the certificate of incorporation (or equivalent Governing Document) and all amendments thereto of each of Seller, the Company and the Subsidiaries incorporated or formed in the United States, in each case certified by the applicable Secretary of State (or equivalent Governmental Body) and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which each of Seller, the Company and the Subsidiaries incorporated or formed in the United States, in each case, dated within thirty (30) days of the Closing Date;

(d) A non-solicit agreement, in the form of Exhibit B attached hereto, duly executed by Audax Fund I and each of the other parties thereto;

(e) The Escrow and Paying Agent Agreement, duly executed by Seller and the Escrow Agent;

(f) Payoff Letters with respect to the Indebtedness identified on the Indebtedness Pay-Off Schedule, each duly executed by the holder of the applicable Indebtedness and the Company;

(g) Letters of resignation, to the extent required by Buyer, of each officer and director of the Company and each Subsidiary, in each case effective as of the Closing;

(h) Evidence of the termination of that certain Management Services Agreement, dated as of January 25, 2005 (as amended through the Closing Date), by and between the Company and Audax;

(i) Evidence of the termination of that certain letter agreement originally dated August 2, 2007 (as amended through the Closing Date), by and between the Company and Houlihan Lokey Howard & Zukin Capital, as amended and modified from time to time (other than the termination of any indemnification obligations therein);

(j) Employment agreements, dated of even date herewith, between the Company and each key employee of the Company designated by Buyer, executed by the Company and the applicable key employee;

(k) Co-investment agreements, dated of even date herewith (“Management Co-Investment Agreements”), between Buyer and each key employee of the Company designated by Buyer, each duly executed by the applicable key employee; and

(l) A certificate, duly completed and executed by the Company stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), so that Buyer is exempt from withholding any portion of the Purchase Price hereunder.

2.02 Closing Deliveries of Buyer. Prior to or at the Closing, Buyer will have made the payments set forth in Section 1.02(b) to be made by it on the Closing Date and will have delivered to Seller, each in form and substance reasonably acceptable to Seller:

(a) The Escrow and Paying Agent Agreement, duly executed by Buyer and the Escrow Agent;

(b) Certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement, and the other Transaction Documents, and the consummation of all transactions contemplated hereby and thereby;

(c) (A) a certified copy of the certificate of incorporation and all amendments thereto of Buyer issued by the applicable Secretary of State and (B) a certificate of good standing from the jurisdiction in which Buyer is incorporated, in each case, dated within 30 days of the Closing Date; and

(d) The Management Co-Investment Agreements, each duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the date hereof:

3.01 Organization and Power.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance by Seller of its obligations hereunder or thereunder will contravene any provision contained in the Seller’s Governing Documents.

3.02 Execution and Delivery; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party; and

(b) Assuming that this Agreement and the other Transaction Documents to which Buyer is a party are valid and binding obligation of Buyer, this Agreement and the other Transaction Documents to which Seller is a party constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar laws affecting creditors’ rights, and (ii) applicable principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller and the consummation of the transactions contemplated hereby or thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the acceleration of, permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, result in the creation of any Lien upon any assets of Seller, or require any Consent, under the provisions of any Contract to which Seller is bound, or any Law or Order to which Seller is subject, other than any such breaches, defaults, violations or liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement, and other than any such Consents that may be required by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement or the other Transaction Documents to which it is a party.

3.04 Ownership. Seller is the record and beneficial owner of the Shares set forth on the attached Capitalization Schedule. Upon consummation of the transactions contemplated hereby, Seller will transfer to Buyer good title to the Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities Law restrictions.

3.05 Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller, at law or in equity, or before or by any Governmental Body, which could have an adverse effect on Seller’s ownership of the Shares or prevent Seller from complying with the terms and provisions of this Agreement or the other Transaction Documents to which Seller is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that as of the date hereof:

4.01 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect.

(b) The Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property and assets or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02 Subsidiaries. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets and to carry on its business as now conducted and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property and assets or the conduct of business as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified or in good standing would not have a Material Adverse Effect. Except as set forth on the attached Subsidiary Schedule, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company, (d) stock appreciation, phantom stock, profit participation or similar rights or (e) voting trusts, proxies or other agreements among a Subsidiary’s stockholders with respect to the voting or transfer of such Subsidiary’s capital stock with respect to any Subsidiary of the Company. All of the capital stock of, or other ownership interests in, each of the Subsidiaries of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights, restrictions on transfer or Liens.

4.03 Authorization; Valid and Binding Agreement; No Breach.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. Assuming that this Agreement and the other Transaction Documents to which the Company is a party are valid and binding obligations of Buyer, each of the Transaction

Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar laws affecting creditors’ rights and (ii) applicable principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the transactions contemplated hereby or thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the acceleration of, permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any Consent, under the provisions of the Company’s or any of its Subsidiaries’ Governing Documents or any material Contract to which the Company or any of its Subsidiaries is bound, or any material Law or Order to which the Company or any of its Subsidiaries is subject, other than any such Consents that may be required by reason of Buyer’s participation in the transactions contemplated hereby.

4.04 Capital Stock. Except for the Rollover Shares, the Shares constitute all the capital stock of the Company. The Shares are held beneficially and of record by Seller and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on the Capitalization Schedule, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Shares, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

4.05 Financial Statements. True and complete copies of each of the following financial statements have been delivered to Buyer: (i) the Company’s unaudited consolidated balance sheet as of January 31, 2012 (the “Latest Balance Sheet”) and the related statement of income for the one-month period then ended, (ii) the Company’s unaudited consolidated balance sheet as of December 31, 2011 and statements of income and cash flows for the fiscal year ended December 31, 2011, and (iii) the Company’s audited consolidated balance sheet as of December 31, 2010 (the “Latest Audited Balance Sheet”) and statements of income and cash flows for the fiscal year ended December 31, 2010 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments).

4.06 Absence of Certain Developments. Since the date of the Latest Audited Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Audited Balance Sheet with respect to subsections (a), (c), (d), (h) and (i) or since September 30, 2011 with respect to subsections (b), (e), (f), (g) and (j), neither the Company nor any of its Subsidiaries has:

(a) amended or modified its Governing Documents;

(b) subjected any portion of its properties or assets to any Lien, except for Permitted Liens and Liens to be released pursuant to the Payoff Letters;

(c) sold, assigned, leased, transferred or otherwise disposed of any material portion of its property or tangible assets, except in the ordinary course of business;

(d) sold, assigned, licensed, sublicensed, transferred or otherwise disposed of any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;

(e) increased the annual compensation (including bonus) of any current or former employee of the Company or any Subsidiary by more than ten percent (10%), except for hourly or other employees whose annual compensation (including bonus) is less than $100,000;

(f) made any loans or advances to, or guarantees for the benefit of, any Persons;

(g) changed its accounting methods other than as required by GAAP;

(h) made a Tax election outside the ordinary course of business;

(i) changed any reserve in respect of the Company’s or any Subsidiary’s Accounts Receivable or inventories, other than in the ordinary course of business consistent with past practices; or

(j) committed to do any of the foregoing.

4.07 Title to Properties.

(a) Except as set forth on the Liens Schedule, each of the Company and its Subsidiaries owns good title to, holds pursuant to valid and enforceable leases, or uses pursuant to valid licenses all of the tangible personal property used by it in its respective business (the “Personal Property”), including all personal property shown to be owned, leased or licensed by it on the Latest Balance Sheet or acquired, leased or licensed by it since the date thereof, free and clear of all Liens, except for Permitted Liens, except for assets disposed of by the Company or any Subsidiary in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.

(b) The attached Owned Real Property Schedule sets forth the address of all real property (collectively, the “Owned Real Property”) owned by the Company or any Subsidiary, all of which Owned Real Property is used in the business of the Company and its Subsidiaries. The Company has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens. Since the date of the Latest Audited Balance Sheet, the Company has not received notice of any pending or threatened condemnation proceeding in respect of the Owned Real Property. Except for the Owned Real Property, neither the Company nor any Subsidiary has, at any time since January 1, 2008, owned any real property.

(c) The attached Leased Real Property Schedule sets forth the address of all real property currently leased by the Company or any Subsidiary (the “Leased Real Property”), and each lease by which the Company or Subsidiary, as applicable, leases the Leased Real Property

(the “Real Property Leases”). Except as set forth on the Leased Real Property Schedule, each Real Property Lease is in full force and effect and is a valid and binding obligation of the Company or Subsidiary, as applicable, and, to the Company’s Knowledge, the applicable lessor, subject to the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer true and complete copies of each of the Real Property Leases (including all amendments thereto) as in effect on the Closing Date. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of the Real Property Leases and, to the Company’s Knowledge, each of the other parties thereto is not in default in any material respect of any of its obligations thereunder.

(d) To the Knowledge of the Company, the Owned Real Properties and the Leased Real Properties, including the buildings, plants, structures and equipment located thereon or contained therein, are in good operating condition, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

4.08 Tax Matters.

Except as set forth on the Tax Matters Schedule:

(a) The Company and its Subsidiaries have duly and timely filed (taking into account valid extensions of time to file) all income Tax Returns and all other material Tax Returns required to be filed by the Company or any of its Subsidiaries prior to the Closing Date and all such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with applicable laws and regulations. The Company and its Subsidiaries have paid all material Taxes (whether or not shown as due on a Tax Return) that were due on or prior to the Closing Date, including Taxes which any of them was required to withhold. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom or practice of the Company and its Subsidiaries in filing their Tax Returns.

(b) The Company has provided to Buyer correct and complete copies of all Tax Returns relating to income Taxes and other material Tax returns filed by the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2007, together with (i) all written examination notices and written reports by the Internal Revenue Service or any other taxing authority (including any written statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, and any written notices of proposed adjustments) received with respect to such years that resulted in an adjustment of $100,000 or greater and (ii) all written examination notices and written reports by any taxing authority that are currently outstanding. No written claim has been made since January 1, 2007 that the Company or any of its Subsidiaries has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the Company or any such Subsidiary does not file a Tax Return.

(c) There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries and for which appropriate reserves have been established in the Financial Statements.

(d) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes other than a group the common parent of which is the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries is a party to any arrangement that relates to the sharing of Tax benefit or liabilities (other than those arrangements entered into in the ordinary course of business in connection with a lease, loan, or similar agreement), and neither the Company nor any of its Subsidiaries has agreed or is otherwise obligated to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as a result of successor liability, transferee liability, contractual liability, or otherwise (excepting Taxes in connection with a lease, loan, or similar agreement entered into in the ordinary course of business).

(e) The Company and its Subsidiaries have timely and properly withheld (A) all material required amounts from its employees, agents, contractors and other Persons and (B) all material sales, use and value added Taxes. The Company and its Subsidiaries have remitted all withheld Taxes to the proper Governmental Body in compliance with all applicable legal requirements.

(f) Neither the Company nor any of its Subsidiaries (i) is currently the subject of a Tax audit, action, suit, claim, proceeding or examination and no such audit, action, suit, claim, proceeding or examination has been proposed in writing against the Company or any of its Subsidiaries, (ii) has received from any Governmental Body any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn, (iii) has received any written notice from any Governmental Body raising any issues with respect to any Tax Return which issues have has not been resolved, or (iv) has had, at any time since January 1, 2007, any audit or examination by the Internal Revenue Service of any federal income Tax Return filed by it.

(g) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries will be required for income Tax purposes to include any item of income, or exclude any item of deduction, for any period after the Closing Date as a result of (A) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of foreign, state or local law); (B) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (C) a change in method of accounting requested or occurring on or prior to the Closing Date; (D) a “closing agreement” within the meaning of Code Section 7121 (or any similar provision of foreign, state or local law) executed on or prior to the Closing Date; or (E) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502.

(i) Neither the Company nor any of its Subsidiaries (A) currently uses the cash method of accounting for income Tax purposes, or (B) has made an election (including a protective election) under Code Section 108(i).

(j) Neither the Company nor any of its Subsidiaries is currently the beneficiary of an extension of time within which to file any Tax Return. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect as of the date hereof. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement, as determined taking into account solely the agreements, contracts, arrangements or plans that are in place as of Closing Date.

(l) Neither the Company nor any of its Subsidiaries has pending any ruling requests filed by it or on its behalf with any taxing authority or has received any Tax ruling that would have a continuing effect on it after the Closing Date.

(m) The Company does not own, directly or indirectly, any interest in any entity (including any of its Subsidiaries) with respect to which it could be required to include any “deferred tax amount” described in Section 1291(c) of the Code attributable to any period commencing before the Closing Date or in any entity that is a “qualified electing fund” described in Section 1295 of the Code.

(n) Within the past two (2) years, neither the Company nor any of its Subsidiaries has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361 of the Code.

4.09 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is party to any:

(i) collective bargaining agreement or other Contract with any labor union, other than as set forth on the Employment and Labor Matters Schedule;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth on the Employee Benefits Schedule;

(iii) stock purchase, stock option or similar plan;

(iv) employment or consulting Contract providing for compensation in excess of $100,000 per annum, or any severance Contract;

(v) Contract relating to the borrowing by or lending from the Company or any Subsidiary from or to any third party or to the mortgaging of, pledging of or otherwise placing a Lien on any portion of the Company’s or any Subsidiary’s assets;

(vi) Contract providing for the guaranty by the Company or any Subsidiary of any liability of any Person (other than the Company or any Subsidiary);

(vii) Contract obligating the Company or any Subsidiary, or providing the Company or any Subsidiary with the option or right, to purchase or otherwise acquire any equity interest in or assets of any other Person;

(viii) Contract pursuant to which either (i) the Company or any Subsidiary is obligated to indemnify or hold harmless any Person (other than the Company or any Subsidiary), or (ii) any Person (other than the Company or any Subsidiary) is obligated to indemnify or hold harmless the Company or any Subsidiary, in each case, other than in accordance with the terms of any standard warranty and/or terms and conditions of the Company or any of its Subsidiaries or of any other Person;

(ix) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000;

(xi) Contract or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);

(xii) Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);

(xiii) Contract pursuant to which (A) the Company or any Subsidiary grants to any Person the option, license or other right to use any Intellectual Property rights owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course with the sale, distribution or marketing of the Company’s or its Subsidiaries’ products, or (B) the Company or any Subsidiary obtains a license, option or other right from any Person to use any Intellectual Property (other than off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000);

(xiv) Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries in any material respect or limit the freedom of any of them to engage in any line of business or to compete with any Person;

(xv) partnership agreement or joint venture agreement between the Company or any of its Subsidiaries and any other Person;

(xvi) other Contract that involves the expenditure, payment or receipt by the Company and its Subsidiaries of more than $250,000 (other than purchase orders received in the ordinary course of business); or

(xvii) amendment or supplement to or other modification of, or commitment to enter into, any of the foregoing.

(b) Seller has delivered or made available to Buyer a true and correct copy of all written Contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

(c) Each contract on the Contracts Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) is a valid and binding agreement of the Company or its Subsidiary, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) (i) Neither the Company nor any Subsidiary is in material default under any Material Contract, (ii) to the Company’s Knowledge, none of the other parties to any of the Material Contracts is in material default thereunder, (iii) to the Company’s Knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or default under, or permit termination, modification or acceleration of, any Material Contract, and (iv) neither the Company nor any Subsidiary has received written notice of any default under any Material Contract that any other party to any Material Contract intends to cancel, terminate or fail to renew such Contract.

4.10 Intellectual Property.

(a) All of the patents, registered trademarks, material unregistered trademarks, registered copyrights, internet domain names, and applications for any of the foregoing owned by the Company and its Subsidiaries or used in the conduct of their respective business are set forth on the attached Intellectual Property Schedule. Except as set forth on the Intellectual Property Schedule, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable license to use, which license or other right to use is, to the Company’s Knowledge, free and clear of all Liens (other than Permitted Liens), the Company Intellectual Property. Except as set forth on the Intellectual Property Schedule, there is not pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries any claim by any Person contesting the ownership or use by the Company or any of its Subsidiaries of any Company Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidential and proprietary nature of all trade secrets owned by the Company or such Subsidiary, and the Company and its Subsidiaries take commercially reasonable measures to comply with obligations of confidentiality applicable to third party Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, the transactions contemplated by this Agreement will not materially impair the right, title or interest of the Company or its Subsidiaries in the Company Intellectual Property, and the Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries immediately after the Closing. There are no orders limiting or restricting the Company’s or any Subsidiary’s use of the Company Intellectual Property that is owned by the Company or one of its Subsidiaries and, to the Company’s Knowledge, no such orders exist with respect to Company Intellectual Property that is not owned by the Company or any of its Subsidiaries.

(b) The Intellectual Property Schedule sets forth with respect to all Registered Intellectual Property the record owner of such Registered Intellectual Property and the jurisdictions in which such rights are registered or pending. The material Registered Intellectual

Property owned by the Company or any of its Subsidiaries is valid and subsisting and, except as otherwise set forth on the Intellectual Property Schedule, neither the Company nor any Subsidiary has assigned, sold or otherwise transferred ownership of, or the right to use, any such Registered Intellectual Property. Except as otherwise set forth on the Intellectual Property Schedule, all registration, maintenance and renewal fees for each item of material Registered Intellectual Property owned by the Company or one of its Subsidiaries have been paid when due and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Body for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property.

(c) Except as set forth on the Intellectual Property Schedule, to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently operated does not infringe, dilute or misappropriate any Intellectual Property Rights of any Person, and, since January 1, 2010, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened proceeding or any allegation or claim in which any Person alleges such infringement, dilution or misappropriation. To the Company’s Knowledge, since January 1, 2010, (i) no Person has infringed, diluted or misappropriated, or is currently infringing, diluting or misappropriating, any material Intellectual Property Rights owned by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has commenced or threatened in writing any proceeding (including trademark oppositions), or asserted any allegation or claim in writing, against any Person for infringement, dilution or misappropriation of Company Intellectual Property.

(d) Neither the Company nor any of its Subsidiaries has conducted its business by or through any division or affiliate or under any fictitious, assumed or other name used to identify itself as a company.

(e) The attached Intellectual Property Schedule includes, to the Company’s Knowledge, a true and complete list of any rights (unlimited, limited, restrictive, government purpose license rights, march-in etc.) that any Governmental Body has in any patents, technical data or computer software that the Company or any Subsidiary uses in its respective business. Except as set forth on the attached Intellectual Property Schedule, the Company has not developed any item, component, process or software as a requirement of any Government Contract or for which any Governmental Body paid some or all of the cost of development.

4.11 Litigation; Orders. Except as set forth on the attached Litigation Schedule:

(a) There are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries or seeking to enjoin any of the transactions contemplated by this Agreement, and no event has occurred that, to the Company’s Knowledge, would reasonably be expected to give rise to or serve as a basis for the commencement of any such material Proceeding; and

(b) Neither the Company, the Subsidiaries nor their respective properties is subject to any Order against the Company and neither the Company nor any Subsidiary has, at any time since the date of the Latest Audited Balance Sheet, received any written notice from any Governmental Body regarding any actual or potential violation of, or failure to comply with, any term of any Order to which the Company or any Subsidiary has been subject.

4.12 Employee Benefit Plans.

(a) The Employee Benefits Schedule sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retention, change of control, Code Section 125 cafeteria and flexible spending, retirement, pension, profit sharing, or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers, or contributions or otherwise has any liability (all of the above, other than Multiemployer Plans, being individually or collectively referred to as an “Employee Plan” or “Employee Plans”, respectively). The Company has no material liability (including contingent liability with respect to a member of its Controlled Group) with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans and the Multiemployer Plans listed on the Employee Benefits Schedule. Except as specifically identified and listed in the Employee Benefits Schedule, no Employee Plan is a Foreign Plan.

(b) True and complete copies of the following materials have been made available to Buyer, as applicable: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) the most recent determination or opinion letter from the IRS with respect to any Employee Plan which is intended to be qualified under Section 401(a) of the Code, (iii) all current summary plan descriptions and summaries of material modifications; (iv) the three (3) most recent annual reports and summary annual reports for any Employee Plan that is subject to ERISA reporting requirements, and (v) all current trust agreements, insurance contracts and other material documents relating to the funding or payment of benefits under any Employee Plan.

(c) Each Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no Prohibited Transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Except as set forth in the Employee Benefits Schedule, with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) the IRS has issued a favorable determination letter or prototype opinion letter and nothing has occurred since the date of any such determination that would reasonably be expected to adversely affect the qualified or Tax-exempt status of any such Qualified Plan or related trust.

(e) Except as set forth in the Employee Benefits Schedule, neither the Company nor any Controlled Group member currently has an obligation to contribute to or any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (“Multiemployer Plan”) or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Company nor any Controlled Group member has incurred any withdrawal liability with respect to any Multiemployer Plan or any liability in connection with the termination or reorganization of any Multiemployer Plan.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) Except as set forth in the Employee Benefits Schedule, with respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 United States Code Section 1395y(b)), the Company has complied in all material respects with the secondary payer requirements of Section 1862(b)(1) of such Social Security Act.

(h) No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment compensation benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) There is no pending audit or examination, or, to the Company’s Knowledge threatened assessment or Proceeding of any kind in or by the IRS, the United States Department of Labor, or any other Governmental Body, employee, or other Person with respect to any Employee Plan (other than routine claims for benefits).

(j) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan by the Company or any Subsidiary prior to the Closing Date have been timely paid, made or accrued on or before the Closing Date in accordance with applicable law or, to the extent not yet payable, accrued on the Closing Statement.

(k) Except as set forth in the Employee Benefits Schedule, no Employee Plan provides, and neither the Company nor any Controlled Group member has promised to provide to any Person, life, medical or other welfare-type benefits beyond termination of service or retirement other than health continuation coverage mandated by Section 4980B of the Code or similar state law for which the covered individual pays the full premium for continuation coverage.

(l) Except as otherwise provided for under this Agreement or as set forth in Employee Benefits Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Subsidiary to any current or former officer, employee, director or consultant of the Company or any Subsidiary or any other Person (or dependents or other beneficiaries of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Plan to any current or former officer, employee, director or consultant of the Company or any Subsidiary or any other Person (or dependents or other beneficiaries of such Persons).

(m) The Company has reserved all rights necessary to amend or terminate each of the United States “employee benefit plans” within the meaning of Section 3(3) of ERISA.

(n) Other than with respect to any Multiemployer Plan, no Employee Plan provides benefits to any Person who is not a current or former employee, officer, director, consultant or other service provider of the Company or of the Controlled Group or of any predecessor entities thereto or the dependents or other beneficiaries of any such Person.

(o) The Company and its Subsidiaries have not agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans other than as required by applicable law or as required under any applicable collective bargaining agreement disclosed in the Employment and Labor Matters Schedule.

(p) All Foreign Plans (i) have been maintained in all material respects accordance with their terms and all applicable laws, (ii) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(q) No Employee Plan is funded with or requires payments, or allows investments or distributions in any employer security of the Company or any of the Subsidiaries including, without limitation, employer securities as defined in Section 407(d)(l) of ERISA.

(r) Except as set forth in the Employee Benefits Schedule, with respect to each Employee Plan that is subject to Title IV of ERISA (i) there does not exist any failures to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; and (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred with respect to which the Company has any ongoing obligation.

(s) With respect to each Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, (i) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects and (ii) neither the Company nor any Subsidiary has any obligation to provide any “gross-up” or similar payment to any Person in the event any such Employee Plan fails to comply with Section 409A of the Code.

4.13 Insurance.

(a) The attached Insurance Schedule lists each insurance policy maintained by the Company and its Subsidiaries, including all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or any Subsidiary, or under which the assets of the Company or any Subsidiary are covered. All such policies are in full force and effect, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. The Company has delivered or otherwise made available to Buyer a true and complete copy of each such policy and each pending application, if any, of the Company or any Subsidiary for policies of insurance. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies.

(b) The Insurance Schedule describes any self-insurance arrangement of the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary has received, with respect to any policy of insurance to which the Company or any Subsidiary is a party or under which the assets of the Company or any Subsidiary are covered, (i) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (ii) any written notice that any insurance policy is no longer in full force or effect, will be or is cancelled, will not be renewed or that the issuer thereof is not willing or able to perform its obligations thereunder.

(d) All premiums due under each policy to which the Company or any Subsidiary is a party or that provides coverage to the Company or any Subsidiary have been paid or are being timely paid under financing arrangements offered by the applicable insurance provider.

4.14 Compliance with Laws; Governmental Authorizations; Licenses; Etc. Except as set forth on the attached Compliance with Laws Schedule, and except for matters covered by Sections 4.08 (Tax Matters), 4.15 (Environmental Compliance and Conditions), 4.17 (Employment and Labor Matters) and 4.24 (Certain Payments and Other Commercial Practices):

(a) The business of each of the Company and its Subsidiaries is, and at all times since the Latest Audited Balance Sheet Date has been, operated in compliance in all material respects with all applicable Laws of any Governmental Body.

(b) Each of the Company and its Subsidiaries has all material Governmental Authorizations, and has made all material notifications, registrations, certifications, renewals and filings with all Governmental Bodies in respect of all material Governmental Authorizations, necessary or advisable for the operation of its business as currently conducted.

(c) There is no Proceeding pending or, to the Company’s Knowledge, threatened in writing with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Law of any Governmental Body, or (ii) any alleged failure by the Company or any of its Subsidiaries to have any Governmental Authorization required in connection with the operation of the business of each of the Company and its Subsidiaries.

4.15 Environmental Compliance and Conditions. Except as set forth on the attached Environmental Schedule:

(a) The Company and its Subsidiaries have at all times during the five (5) year period ending on the Closing Date been in compliance with, and are currently in compliance, with all applicable Environmental Laws.

(b) The Company and its Subsidiaries hold and are in compliance with all Environmental Permits necessary to operate, use, own or lease the Owned Real Property and the Leased Real Property and to carry on the business of each of the Company and its Subsidiaries as now conducted. All such Environmental Permits are in full force and effect and will be maintained in full force and effect, and renewed to the extent required by Environmental Laws, by the Company and its Subsidiaries, through the Closing Date in accordance with Environmental Laws. The Company and its Subsidiaries have not received any written notice or written communication from a Governmental Body regarding any material adverse change in the status or terms and conditions of any such Environmental Permits that is not already part of or reflected in the Environmental Permits held by the Company and its Subsidiaries on the Closing Date.

(c) To the Company’s Knowledge, there is no event or circumstance concerning the Release or regulation of Hazardous Substances prior to the Closing Date that would reasonably be expected to result in fines, penalties, damages or remedial costs or Response Action after the Closing Date associated with ownership, lease, or use of the Owned Real Property and the Leased Real Property or operation or performance of their business.

(d) Neither the Company nor its Subsidiaries have received any written notice from any Governmental Body regarding any actual or alleged material violation of Environmental Laws, Environmental Permits or Environmental Claims, or material written request for information pursuant to Environmental Laws, which, in either case, was received by the Company or its Subsidiaries within five (5) years prior to the Closing Date, or remains pending or unresolved, or is the source of ongoing material obligations as of the Closing Date.

(e) There has been no Release of Hazardous Substances in violation of Environmental Laws by the Company or its Subsidiaries, or that would reasonably be expected to give rise to an Environmental Claim against the Company or its Subsidiaries, with respect to the business of either the Company or its Subsidiaries or any real property currently or formerly owned, leased or operated by them in connection with their business.

(f) The Company and its Subsidiaries have not received any written notice that any of their business or real property currently or formerly owned, leased or operated by them in connection with their business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substances which would reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, the Company or its Subsidiaries.

(g) Neither the Company nor its Subsidiaries own or operate, nor to the Company’s Knowledge, have owned or operated, in connection with their business at the Owned Real Property or the Leased Real Property, (i) any underground storage tanks, groundwater monitoring wells, or drinking water wells; except in compliance in all material respects with Environmental Laws or as would not reasonably be expected to give rise to material liability of the Company or its Subsidiaries under Environmental Laws; or (ii) any landfills or surface impoundments.

(h) To the Company’s Knowledge, no facilities or locations at which the Company or its Subsidiaries have transported for disposal or arranged for disposal of Hazardous Substances for treatment, reuse or disposal prior to the Closing Date have been listed or proposed for listing on the National Priorities List under CERCLA, or any similar state list, and neither the Company nor its Subsidiaries have received any written notice regarding potential liabilities of the Company or its Subsidiaries with respect to any such off-site Hazardous Substance disposal facilities.

(i) Except as set forth in the Real Property Leases, neither the Company nor its Subsidiaries have assumed, by contract, any material liabilities or material obligations of third parties under Environmental Law or with respect to an Environmental Claim. To the Company’s Knowledge, (A) all obligations and liabilities of the Company, its Subsidiaries or Seller contractually assumed or taken on or indemnified by or received as part of the December 30, 2004 Stock Purchase Agreement between SPS Technologies, LLC and the Company, with respect to any Environmental Claims or arising under Environmental Laws, will remain in full force and effect following the Closing Date, subject to the limitations contained therein, and (B) the consummation of this Agreement in and of itself does not limit, void or cancel such assumption or indemnification of obligations or liabilities with respect to any Environmental Claims or arising under Environmental Laws.

(j) The Company and its Subsidiaries have provided or otherwise made available to Buyer: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other material environmental documents with respect to their business or any real property currently or formerly owned, leased or operated by them in connection with their business, which are in the possession or reasonable control of the Company or its Subsidiaries, related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Substances, in each case with respect to the Company or its Subsidiaries or their properties or facilities; and (ii) any and all material documents concerning planned or anticipated capital expenditures required by the Company or its Subsidiaries to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

The representations and warranties set forth in this Section 4.15 are the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to environmental matters, including with respect to Environmental Laws, Environmental Permits, Environmental Claims, or Hazardous Substances.

4.16 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, (i) no officer, director, shareholder or Affiliate of Seller, the Company or any Subsidiary or to the Company’s Knowledge any individual in any such officer’s, director’s or shareholder’s Family, is a party to any Contract with the Company or any Subsidiary (other than employment Contracts entered into in the ordinary course of business) or has any ownership interest in any property or right, tangible or intangible, used by the Company or its Subsidiaries. For purposes of this Section 4.16, “Family” means, with respect to each individual, (i) such individual’s spouse, (iii) a parent, child, sibling, nephew or niece of such individual or such individual’s spouse, and (iv) any other natural person who resides with such individual.

4.17 Employment and Labor Matters.

(a) Except as set forth on the attached Employment and Labor Matters Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, (ii) there are no labor strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries and, since January 1, 2010, there has been no such labor dispute, (iii) to the Company’s Knowledge, there are no current union representation questions involving employees of the Company or any of its Subsidiaries and no union organization campaign in progress with respect to any employees, and (iv) since January 1, 2010, neither the Company nor any Subsidiary has engaged in any unfair labor practice, and there is no unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. Within the past twelve (12) months, neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b) Except as provided for in connection with this Agreement or as set forth on the attached Employment and Labor Matters Schedule, to the Company’s Knowledge (with no further inquiry), no officer or senior executive of the Company or any Subsidiary is party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (including the Company or any Subsidiary) that adversely affects or would reasonably be expected to adversely affect (i) the performance of such employee’s duties as an employee of the Company or any Subsidiary, as applicable, or (ii) the ability of the Company or any Subsidiary to conduct its business.

(c) Except as set forth on the attached Employment and Labor Matters Schedule, the Company and each Subsidiary is, and at all times since January 1, 2010 has been, in compliance in all material respects with all Laws of all Governmental Bodies regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act.

4.18 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, the Company or any of the Subsidiaries.

4.19 No Undisclosed Liabilities. Except as set forth on the Liabilities Schedule, neither the Company nor any of its Subsidiaries has any Liabilities, other than, in each case, (a) Liabilities reserved against or otherwise disclosed in the Latest Balance Sheet, (b) current Liabilities arising since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities under this Agreement or in connection with the transactions contemplated hereby, (d) Liabilities the subject matter of which is covered in (or could have been covered in) Sections 4.08 (Tax Matters), 4.10 (Intellectual Property), 4.12 (Employee Benefit Plans), and 4.15 (Environmental Compliance and Conditions), and (e) Liabilities for the payment or performance of executory obligations required by the terms of, or arising under, any Contract to which the Company or any Subsidiary or their assets are bound (other than as a result of a breach, nonperformance or default by the Company or any Subsidiary under any such Contract).

4.20 Accounts Receivable. All accounts receivable of the Company and any Subsidiary that are reflected on any of the Latest Audited Balance Sheet, the Latest Balance Sheet and any of the accounting records of the Company or any Subsidiary as of the Closing Date (collectively, the “Accounts Receivable”) arise from sales actually made to, or services actually performed for, the respective account debtors. Unless paid prior to the Closing Date, the Accounts Receivable are current net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Company or any Subsidiary as of the Closing Date (which reserves are calculated consistent with past practice in accordance with GAAP).

4.21 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company or any Subsidiary as of the Closing Date, as the case may be.

4.22 Customers and Suppliers.

(a) Set forth on the Customer and Supplier Schedule is a list of the ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis) in terms of annual gross sales for each of the trailing 12-month periods ended December 31, 2010 and December 31, 2011. Except as set forth on the Customer and Supplier Schedule and except with respect to the expiration or completion of a project, no customer listed on such schedule has notified the Company or any Subsidiary in writing that it will or may be discontinuing, terminating or materially adversely modifying its business relationship with the Company or any Subsidiary.

(b) Set forth on the Customer and Supplier Schedule is a list of the ten (10) largest vendors or suppliers of the Company and its Subsidiaries (on a consolidated basis) in terms of gross annual purchases from such vendors and suppliers for each of the trailing 12-month periods ended December 31, 2010 and December 31, 2011. Except as set forth on the Customer and Supplier Schedule and except with respect to the expiration or completion of a project for which the Company or any of its Subsidiaries purchases product from such vendors or suppliers, none of the suppliers listed on such schedule has notified the Company or any Subsidiary in writing that it will be discontinuing, terminating or materially adversely modifying its business relationship with the Company or any Subsidiary.

(c) Except as set forth on the Customer and Supplier Schedule, neither the Company nor any Subsidiary is engaged in any material dispute with any customer or supplier listed on the Customer and Supplier Schedule that, to the Company’s Knowledge, would be reasonably likely to result in a cancellation, termination or material and adverse modification of the relationship of the Company or any Subsidiary with such customer or supplier.

4.23 No Products Liabilities; Product Warranties. Except as set forth on the Products Liabilities and Warranties Schedule, there is no pending or, to Company’s Knowledge, threatened in writing, Proceeding relating to injury to person or property of employees or any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary (other than warranty service and repair claims in the ordinary course of business) or alleging any material liability (whether individually or in the aggregate) of the Company or any Subsidiary as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary prior to the date hereof. There is no pending or, to Company’s Knowledge, threatened in writing recall or potentially nationwide Proceeding alleging recurring or inherent defect in the design, manufacture or assembly of products sold by the Company or any Subsidiary.

4.24 Certain Payments and Other Commercial Practices.

(a) Except as set forth on the Certain Payments and Other Commercial Practices Schedule, since January 25, 2005, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any director or officer of the Company or any Subsidiary, or any employee, agent, or representative acting with authorization of the Company or any Subsidiary, has directly or indirectly, whether through Affiliates, partners, officers, employees, agents or representatives, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit, whether in cash or kind, and whether or not pursuant to a written contract, to any official or employee of any Governmental Body (including an official or employee of any public international organization or government-owned business or enterprise), or to any political party, employee or director thereof, or any candidate for a political position or any political subdivision for the sole purpose of influencing any act or decision of such official or employee, in violation of any Law, including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom’s Bribery Act of 2010, (a) to further the business of the Company or any of its Subsidiaries, or (b) to assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction in connection with the operations of the Company or any of its Subsidiaries.

(b) To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all applicable Export Laws and all permits, licenses and authorizations issued pursuant to the Export Laws and except as set forth on the Certain Payments and Other Commercial Practices Schedule, during the three (3) year period ending on the Closing Date, the Company and its Subsidiaries have not violated in any material respect any material Export Laws or permits, licenses and authorizations issued pursuant to the Export Laws. Except as set forth on the Certain Payments and Other Commercial Practices Schedule, neither the Company nor any of its Subsidiaries has submitted a voluntary disclosure or received any communication from the U.S. Government with respect to compliance with, or potential liability under, any of the Export Laws.

(c) The Certain Payments and Other Commercial Practices Schedule separately lists and identifies each export license or other authorization (including technical assistance agreements) to export products, technical data or services that are issued to the Company or any of its Subsidiaries that is in effect as of the Closing Date.

(d) Except as set forth on the Certain Payments and Other Commercial Practices Schedule, during the three (3) year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has exported, re-exported or retransferred, directly or to the Knowledge of the Company, indirectly, any “defense articles” or “defense services,” or released “technical data” to any “foreign person,” as those terms are defined in 22 C.F.R. §§ 120.6, 120.9, 120.10 and 120.16, respectively, in violation of applicable Laws.

(e) Except as set forth on the Certain Payments and Other Commercial Practices Schedule, during the three (3) year period ending on the Closing Date, the Company and its Subsidiaries have not, to the Company’s Knowledge, sold, exported, re-exported, or retransferred, directly or indirectly, any goods, technology or services to Cuba, Iran, Libya, North Korea, Sudan, or Syria.

(f) Except as set forth on the Certain Payments and Other Commercial Practices Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries have, during the three (3) year period ending on the Closing Date, violated the anti-boycott prohibitions contained in 50 U.S.C. Section 2401, et seq. or taken any action that can be penalized under Section 999 of the Code.

(g) To the Company’s Knowledge, each of the Company and its Subsidiaries is and at all times during the three (3) year period ending on the Closing Date has been in compliance (or disclosed and corrected any identified lack of compliance) in all material respects with all applicable legal requirements governing or concerning (A) the importation of products, goods, parts, accessories, technology, and services and all other regulations and procedures administered by U.S. Customs and Border Protection, U.S. Department of Homeland Security; (B) the obtaining of all Governmental Authorizations with respect to import transactions; (C) the maintenance of records with respect to import transactions and claims (including duty drawback claims); and (D) the payment in full of all customs duties, taxes, fees and charges applicable to and due with respect to all import transactions, including any countervailing or antidumping duties. To the knowledge of the Company and its Subsidiaries, no products, goods, parts or accessories imported by the Company or any of its Subsidiaries during the three (3) year period ending on the Closing Date are or have been subject to any countervailing or antidumping duty investigation, order, notice, or other proceeding by the U.S. Department of Commerce or the U.S. International Trade Commission. Except as set forth on the Certain Payments and Other Commercial Practices Schedule, during the three (3) year period ending on the Closing Date, the Company and its Subsidiaries have not received any notice of fine or penalty, notice of seizure, notice of exclusion, notice of audit, or notice of duty advance from U.S. Customs and Border Protection, and has not been informed that it is subject to any investigation or review by U.S. Customs and Border Protection.

4.25 Books and Records. The books of account, minute books and stock record books of the Company and each Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices. All of such books and records are in the possession of the Company.

4.26 Bank Accounts. The Bank Accounts Schedule contains a complete list of all bank accounts owned or maintained by the Company and any of its Subsidiaries, including in each case the account holder name, account number, bank name and branch address. The only individuals authorized by the Company to effect transactions with respect to such bank accounts are current employees.

4.27 Government Contracting.

(a) Government Contracts, Subcontracts and Teaming Agreements. The attached Government Contracting Schedule separately lists and identifies:

(i) Each active Government Contract and, to the Company’s Knowledge, Government Subcontract with a value in excess of $25,000 (true and complete copies of which, including all modifications and amendments thereto, have been provided or made available to Buyer);

(ii) Each Government Contract on which final payment was received during the three-year period ending on the Closing Date and, to the Company’s Knowledge, Government Subcontract with a value in excess of $25,000, on which final payment was received during the one-year period ending on the Closing Date; and

(iii) Each Teaming Agreement to which the Company and its Subsidiaries are a party and that has not terminated or expired (true and complete copies of which, including all modifications and amendments thereto, have been provided or made available to Buyer).

(b) Bids. The attached Government Contracting Schedule separately lists and identifies each outstanding Bid during the one-year period ending on the Closing Date (true and complete copies of which, including all modifications and amendments thereto, have been provided or made available to Buyer).

(c) Subcontract Bids. The attached Government Contracting Schedule separately lists and identifies each active Subcontract Bid.

(d) Status. Except as set forth on the attached Government Contracting Schedule:

(i) The Company and its Subsidiaries have substantially complied in all material respects with all material terms and conditions of each active Government Contract, Government Subcontract, Subcontract and Teaming Agreement.

(ii) The Company and its Subsidiaries have substantially complied in all material respects with all statutory and regulatory requirements, including, but not limited to, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the Trade Agreements Act, the Buy American Act, the

Federal Acquisition Regulations (“FAR”) and any applicable agency supplement, the FAR cost principles and the Cost Accounting Standards, where and as applicable to each active Government Contract, Government Subcontract and Bid.

(iii) No Principal of the Company and its Subsidiaries has actual knowledge of the items enumerated in FAR §§ 9.406-2(b)(1)(vi) and 9.407-2(a)(8), during the three (3) year period ending on the Closing Date.

(iv) All representations and certifications executed, acknowledged or set forth in or pertaining to any Bid submitted by the Company and its Subsidiaries or to any Government Contract or Government Subcontract awarded to the Company and its Subsidiaries, in each case during the three (3) year period ending on the Closing Date, were current, accurate and complete in all material respects as of their effective date, and the Company and its Subsidiaries have complied in all material respects with all such representations and certifications.

(v) Neither the U.S. Government nor any prime contractor or subcontractor has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract, in each case during the three (3) year period ending on the Closing Date.

(vi) To the Company’s Knowledge, neither the U.S. Government nor any prime contractor, subcontractor or other person has notified the Company or its Subsidiaries of material cost, schedule, technical, quality or other problems, if left unresolved, that could reasonably result in claims against Company or its Subsidiaries (or successors in interest) on any active Government Contract or Government Subcontract.

(vii) No active Government Contract was awarded to the Company or its Subsidiaries pursuant to the Small Business Innovative Research program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of Company’s or its Subsidiaries’ “small business” or other preferred status under applicable Law.

(viii) No active Government Contract or Government Subcontract or outstanding Bid includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(ix) No money presently due to the Company or its Subsidiaries on any active Government Contract or Government Subcontract has been, to the Company’s Knowledge, threatened or is likely to be, withheld or set-off or subject to attempts to withhold or set-off.

(x) Neither the Company nor its Subsidiaries has begun performance of any anticipated Government Contract or Government Subcontract or any anticipated option exercise or modification thereof prior to award, option exercise or modification or made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any active Government Contract or Government Subcontract (including without limitation, any work being performed “at risk” in advance of a funding obligation).

(xi) Each active Government Contract and Government Subcontract was entered into in the ordinary course of business and, based upon assumptions that the management of the Company and its Subsidiaries believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. To the Company’s Knowledge, there is no active Government Contract or Government Subcontract, for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by the Company and its Subsidiaries, indicates that such Government Contract or Government Subcontract will be completed at a loss.

(xii) As estimated in good faith by the Company and its Subsidiaries (and based upon assumptions that the management of the Company and its Subsidiaries believes to be reasonable and subject to such assumptions being fulfilled), each outstanding Bid can be performed in accordance with its terms and conditions without a loss

(e) Termination. During the three (3) year period ending on the Closing Date, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to the Company or any of its Subsidiaries with respect to any Government Contract or Government Subcontract, and to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for any such action for default, stop work order, cure notice, or show cause notice with respect to any active Government Contract or Government Subcontract.

(f) Cost Accounting Practices. The cost accounting practices that the Company and its Subsidiaries are using (and has used during the three (3) year period ending on the Closing Date) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts and Government Subcontracts are (and have been) in substantial compliance with applicable Law, including but not limited to, the FAR Cost Principles (48 C.F.R. Part 31).

(g) Purchasing, Inventory and Quality Control Systems. To the Knowledge of the Company, the Company’s and its Subsidiaries’ purchasing, inventory and quality control systems are in compliance with all material government procurement statutes and regulations and with the material requirements of the applicable Government Contract or Government Subcontract.

(h) Financing Arrangements. Neither the Company nor any of its Subsidiaries has any existing financing arrangements (e.g., an assignment of moneys due or to become due) with respect to any active Government Contract or Government Subcontract.

(i) Suspension and Debarment. Neither the Company, its Subsidiaries, nor any Principals have ever been and are not now, suspended, debarred or proposed for suspension or debarment under the FAR or under any applicable Law. No suspension or debarment actions with respect to any Government Contract or any Government Subcontract have been, to the Company’s Knowledge commenced, or threatened in writing against the Company, its Subsidiaries or any of its directors, officers or employees. No negative determination of responsibility has been issued against the Company or its Subsidiaries during the two year period ending on the Closing Date with respect to any Bid.

(j) Investigations.

(i) Neither the Company, its Subsidiaries nor any of its directors or officers or, to the Company’s Knowledge, any of its employees is (or has been during the three (3) year period ending on the Closing Date) under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other misconduct arising under or relating to any Government Contract, Government Subcontract or Bids and, to the Company’s Knowledge, there is no basis for any such Proceeding.

(ii) Neither the Company, its Subsidiaries nor any of its directors or officers or, to the Knowledge of the Company, any of its employees is (or has been during the three (3) year period ending on the Closing Date) a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct arising out of or relating to any Government Contract, Government Subcontract or Bids and, to the Company’s Knowledge, there is no basis for any such Proceeding.

(iii) The Company and its Subsidiaries have not conducted any internal investigation, or made a voluntary disclosure or mandatory disclosure (under FAR § 52.203-13) and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure under FAR § 52.203-13 to the U.S. Government with respect to any alleged false statements, false claims or other misconduct arising under or relating to a Government Contract or Government Subcontract.

(k) Audits.

(i) The attached Government Contracting Schedule, lists and identifies each audit report issued by the Defense Contract Audit Agency (“DCAA”), and each notice of cost disallowance received by the Company and its Subsidiaries during the three (3) year period ending on the Closing Date relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided or made available to Buyer).

(ii) Except as set forth on the attached Government Contracting Schedule, neither the U. S. Government nor any prime contractor or higher-tier subcontractor has questioned (except in the ordinary course) or disallowed any costs claimed by the Company or its Subsidiaries under any active Government Contract or Government Subcontract and, to the Company’s Knowledge, there is no fact or occurrence that could be a basis for disallowing any such costs during the five (5) year period ending on the Closing Date.

(iii) The Company and its Subsidiaries are not subject to any “forward pricing” agreements.

(l) Claims. The Company and its Subsidiaries have no interest in any pending or potential claim or request for equitable adjustment against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement. There are no outstanding claims against the Company or its Subsidiaries, either by the U.S. Government or any prime contractor, subcontractor or vendor, arising out of or relating to any Government Contract, Government Subcontract, Subcontract, Bid or Teaming Agreement and, to the Company’s Knowledge, there are no facts that might give rise to or result in such a claim. There exist no disputes between the Company or its Subsidiaries and the U.S. Government, or any prime contractor, subcontractor or vendor arising out of or relating to any active Government Contract, Government Subcontract, Subcontract or Teaming Agreement and, to the Company’s Knowledge, there are no facts that might give rise to or result in such a dispute. To the Company’s Knowledge, the Company and its Subsidiaries have not taken any action and are not a party to any litigation that could reasonably be expected to give rise to (A) a claim for price adjustment under the Truth in Negotiations Act or (B) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.

(m) Former Government Officials. The Company and its Subsidiaries do not employ any former government officials in key management positions or as consultants.

(n) Compliance Program.

(i) The Company and its Subsidiaries have developed and implemented a government contracts compliance program which includes corporate policies and procedures designed to ensure compliance with applicable government procurement statutes, regulations and contract requirements.

(o) Organizational Conflicts of Interest. During the three (3) year period ending on the Closing Date, the Company and its Subsidiaries have not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would be reasonably expected to result in an “organizational conflict of interest,” as defined in FAR 9.501, for the Company.

(p) Contingent Fees. No payment has been made by the Company or its Subsidiaries or, to the Knowledge of the Company, by a Person acting on the Company’s or its Subsidiaries’ behalf, to any Person (other than to any bona fide employee or agent of Company or its Subsidiaries, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract.

4.28 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company that as of the date hereof:

5.01 Organization and Power.

(a) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of its organization, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and perform its obligations hereunder and thereunder.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance by Buyer of its obligations hereunder or thereunder will contravene any provisions contained in Buyer’s Governing Documents.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party. Assuming that this Agreement and the other Transaction Documents to which it is a party are valid and binding obligations of Seller and the Company, this Agreement and the other Transaction Documents to which it is a party constitute valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Buyer is not subject to or obligated, to the extent applicable, under its Governing Documents, any applicable Law of any Governmental Body, or any material Contract, Governmental Authorization or Order, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party.

5.04 Consents, etc. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any Governmental Body or Person in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Buyer has made or caused to be made all filings and submissions under the HSR Act necessary for the consummation of the transactions contemplated herein. No Consent is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Body , which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.07 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.

5.08 Solvency. Upon consummation of the transaction contemplated hereby, Buyer, the Company and the Company’s Subsidiaries will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

5.09 Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

COVENANTS AND AGREEMENTS

7.01 Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company to, for a period of five years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six years after the Closing, Buyer will, and will cause the Company and each of the Subsidiaries to, cause their respective Governing Documents to contain provisions no less favorable with respect to the limitation or elimination of liability, indemnification and advancement of expenses for directors and officers (unless required by Law) than those included in such documents immediately prior to the Closing.

(b) In addition to the other rights provided for in this Section 7.02 and not in limitation thereof, from and after the Closing, no former or current director or officer of the Company or any of its Subsidiaries will be personally liable to the Company or its Subsidiaries for monetary damages for breach of fiduciary duty as a director or officer for any acts or omissions occurring any time prior the Closing, except to the extent a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or (ii) that his or her acts fall within the categories set forth in Section 102(b)(7) of the DGCL.

(c) At the Closing, Buyer will, or will cause the Company to obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Each of Buyer and Seller will pay at Closing one half of the insurance premium required to purchase such irrevocable “tail” insurance policies. Buyer will not, and will not permit the Company to, cancel or change such insurance policy in any respect.

7.03 Tax Matters.

(a) Subject to the terms and conditions of Section 9.01 and Section 9.04 of this Agreement, Seller will indemnify each Buyer Indemnitee for any Losses relating to the following Taxes, except to the extent such Taxes have been taken into account as a liability in determining Working Capital: (i) all Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period calculated as if the Transaction Tax Deductions were not realized in a Pre-Closing Tax Period (for the avoidance of doubt, if there is net taxable income as a result of the exclusion of the Transaction Tax Deductions in a Pre-Closing Tax Period, then for purposes of determining the Company’s liability for Taxes in such Pre-Closing Tax Period any net operating loss carryforwards of the Company or other available Tax attributes that would have been available if the Transaction Tax Deductions had not been realized will be taken into account); (ii) all Taxes that the Company or any of its Subsidiaries is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable law or regulation) as a result of being a member of (or leaving) a consolidated, combined or unitary Tax group on or before the Closing Date; and (iii) all Taxes that the Company or any of its Subsidiaries is liable for as a transferee or successor, by contract or otherwise which arise as a result of any transaction occurring on or prior to the Closing Date (other than Taxes in connection with a lease, loan, or similar agreement entered into in the ordinary course of business). Within five (5) days of the filing of any Tax Return for a Pre-Closing Tax Period with respect to which period Seller has any Tax liability under this Agreement calculated as described in Section 7.03(a)(i) hereof and which Tax Return is (i) prepared in accordance with Section 7.03(c) and (ii) approved by Seller in accordance with Section 7.03(c), the Seller will provide to Buyer an executed joint instruction letter, prepared in accordance with the Escrow and Paying Agent Agreement, authorizing the immediate release to Buyer of the amounts owed pursuant to this Section 7.03(a)

(b) For purposes of determining the Taxes that Seller is liable for under this Section 7.03 for Pre-Closing Tax Periods, Seller and Buyer agree to use the following conventions:

(i) Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Period will be treated as occurring in a Pre-Closing Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii) to the extent permissible under applicable legal requirements, to elect to have the current Tax year of each of the Company and its Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a Tax or Tax Return such that the Company or any of its Subsidiaries is required to file a Tax Return for any Tax for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date:

(A) in the case of income Taxes, Taxes imposed on sales or receipts, and Taxes imposed on payments, the amount attributable to the portion of the Straddle Period ending on the Closing Date will be determined as if the Company or the applicable Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the close of business on the Closing Date using a “closing of the books methodology”; provided, however, that for purposes of this Agreement and consistent with Section 7.03(a)(i) all Transaction Tax Deductions will be treated as properly allocable to the portion of a Straddle Period beginning after the Closing Date; and

(B) in the case of all other Taxes, the amount attributable to the portion of the Straddle Period ending on the Closing Date will be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c) At Seller’s expense (not to exceed $100,000 in the aggregate), Buyer will cause to be prepared on behalf of the Company and each of its Subsidiaries, as applicable, all federal, state, local and foreign income Tax Returns for any Tax periods ending on or before the Closing Date (collectively, the “Seller Tax Returns”). Neither the Company nor any of its Subsidiaries will waive any carryback of any net operating loss, capital loss or credit on any such Seller Tax Return; provided, however, that this sentence will not apply if the carryback would not have arisen without the Transaction Tax Deductions. Each Seller Tax Return and any Tax Return that includes any period prior to the Closing but is filed after the Closing will be prepared in accordance with existing procedures and practices and accounting methods. Buyer will submit each Seller Tax Return to Seller for Seller’s review, comments, and approval, which will not be unreasonably withheld or delayed, at least thirty (30) days prior to the due date of the Seller Tax Return (after taking into account all appropriate extensions). Buyer will make any changes reasonably requested by Seller to such Seller Tax Returns prior to filing. Seller will be responsible for paying all Taxes shown as due on any Seller Tax Return, and will be entitled to receive any refund shown on any Seller Tax Return (other than a refund (or portion thereof) that would not have been available if the Transaction Tax Deductions had not been taken into account), in each case to the extent not previously taken into account in determining Working Capital. Buyer will cause the Company to timely file the Seller Tax Returns, taking into account any applicable extensions.

(d) The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including the filing of any claim for refund resulting from a carryback of a tax loss (including any Transaction Tax Deduction), and any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes. Such cooperation will include, including upon either party’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(e) Any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company, any of its Subsidiaries or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, will be borne 50% by Buyer and 50% by Seller. Buyer agrees to cooperate with Seller in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(f) Buyer will not make any election under Code Section 338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Company and its Affiliates.

(g) Buyer will not, without Seller’s prior written consent cause or permit the Company or any of its Subsidiaries to (i) amend any Tax Return that relates in whole or in part to any Tax period ending on or before the Closing Date, or (ii) make any election that has retroactive effect to any Tax period ending on or before the Closing Date; provided, however, that the Seller’s consent will only be required to the extent such amendment or election gives or could reasonably be expected to give rise to an indemnification obligation of the Seller pursuant to this Agreement.

(h) If any Governmental Body issues to the Company or any of its Subsidiaries (i) a written notice of its intent to audit, examine, investigate or conduct another action with respect to Taxes or Tax Returns of the Company or any such Subsidiary for any Pre-Closing Tax Period or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period (collectively, a “Tax Claim”), Buyer will notify Seller of its receipt of such communication from the Governmental Body within fifteen (15) days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay in the performance of the foregoing will reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement, except to the extent that Seller is materially prejudiced by such failure or delay. Seller, at its sole cost and expense, will have the right to assume the defense of or control of any examination, investigation, audit, or other action in respect of any Tax Claim (a “Tax Contest”). If Seller assumes the defense or control of any such Tax Contest, (A) Seller will keep Buyer reasonably informed regarding the status of such contest, including any communications with the relevant taxing authority, (B) Buyer may participate in (but not control) such defense at Buyer’s sole cost and expense, and (C) Seller will not settle, resolve, compromise or abandon any Tax Contest without Buyer’s written consent (which consent will not be unreasonably withheld, delayed or conditioned). In the event Seller fails to assume the defense of any such Tax Contest, the Company, at Seller’s cost and expense (not to exceed a reasonable amount), will control any such Tax Contest; provided, that (i) Seller, at its sole cost and expense, will have the right to participate in any such Tax Contest, (ii) Buyer will not settle, resolve, compromise or abandon any such Tax Contest without the written consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned) if such settlement or other resolution relates to Taxes for which Seller is liable under this Agreement, and (iii) Buyer will keep Seller reasonably informed regarding the status of such contest, including any communications with the relevant taxing authority. Notwithstanding anything to the contrary in this Section 7.03(h), (Y) should any Tax Contest involve a Straddle Period, Transaction Tax Deductions (except as provided in (Z) below), or any situation where a part of Taxes which are the subject of the Tax Contest could reasonably be expected to be borne by Buyer and a part of such Taxes could reasonably be expected to be borne by the Seller, the parties will jointly consult and proceed as to any such Tax Contest and neither party will settle, resolve, compromise or abandon such Tax Contest without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), and (Z) if a Tax Contest solely involves any Transaction Tax Deduction, Buyer will assume the defense or control of such Tax Contest. For the avoidance of doubt, if Seller elects to control a Tax Contest pursuant to this Section 7.03(h), Buyer will or will cause the Company or any of its Subsidiaries, to execute and relevant powers of attorney or similar forms so that Seller and its counsel may control such contest and communicate directly with the relevant taxing authority.

(i) All refunds of Taxes of the Company or any of its Subsidiaries that relate to any Pre-Closing Tax Period (including any portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 7.03(b)) (whether in the form of cash received from the applicable Governmental Body or a direct credit against Taxes otherwise payable for any Tax period) will be the property of Seller, except to the extent such refunds would not have been available had the transaction Tax Deductions not been taken into account. To the extent that Buyer, the Company or any of its Subsidiaries or Affiliates receives a refund that is the property of Seller, Buyer will pay to Seller the amount of such refund, net of any Taxes and any reasonable out-of-pocket expenses that Buyer, the Company, or any of its Subsidiaries incur (or will incur) with respect to such refund (and related interest). The net amount due to Seller will be payable ten (10) days after receipt of the refund from the applicable Governmental Body (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit). To the extent a refund that gave rise to a payment hereunder is subsequently disallowed, or otherwise reduced, Seller will refund to Buyer the amount of Taxes that Buyer, the Company, or any of its Subsidiaries incurs as a result of such disallowance, reduction, or loss. Nothing in this Section 7.03(i) will require that the Company or any of its Subsidiaries make any payment with respect to any refund for a Tax (and such refunds will be for the benefit of Buyer, the Company and its Subsidiaries) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period that begins after the Closing Date (or portion of any Straddle Period beginning on or after the Closing Date), (ii) any refund of Tax resulting from the payments of Taxes made after Closing Date to the extent Seller has not indemnified Buyer, the Company, or any applicable Subsidiary for such Taxes, (iii) any refund for Tax that has been taken into account in determining Working Capital, or (iv) any refund for Tax to the extent that it gives rise to a payment obligation by the Company or any of its Subsidiaries to any Person under applicable legal requirements or pursuant to a provision of any agreement that was entered into (or assumed) by the Company or any of its Subsidiaries on or prior to the Closing Date, provided that if such refund is received and paid over under legal requirement or agreement, no indemnity of Buyer by Seller will be required to the extent of the amounts first received.

(j) Buyer will not take any action that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “intermediary transaction tax shelter” described in IRS Notices 2001-16 and 2008-111.

7.04 Termination of Related Party Contracts. Each of the Contracts (as they may be amended through the Closing Date), if any, set forth on the Terminated Contract Schedule will be, and hereby are, terminated effective immediately upon Closing and all obligations of the parties thereunder will terminate, and hereby are terminated, without further action on the part of any of Seller, the Company, the Subsidiaries or other parties thereto and be of no further force and effect and without any liability to any of the Company or its Subsidiaries.

7.05 Additional Covenants. The parties agree to such other post-Closing covenants, if any, set forth on Exhibit C hereto.

7.06 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party to this Agreement will execute and deliver, or cause to be executed and delivered, all documents and instruments and will take, or cause to be taken, all further or other actions as the requesting party may reasonably request for the purpose of evidencing or effectuating the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

INDEMNIFICATION AND RELATED AGREEMENTS

9.01 Survival.

(a) Subject to paragraph (c) of this Section 9.01 and the provisions, if any, set forth in Exhibit C hereto, the representations and warranties contained in this Agreement will survive the Closing and will terminate on the date that is 12 months after the Closing Date, except for (i) the representations and warranties set forth in paragraph (a) of Section 3.01 (Organization and Power), paragraph (a) of Section 3.02 (Execution and Delivery; Valid and Binding Agreement), Section 3.04 (Ownership), paragraph (a) of Section 4.01 (Organization and Corporate Power), paragraph (a) of Section 4.03 (Authorization; Valid and Binding Agreement; No Breach), Section 4.04 (Capital Stock), Section 4.18 (Brokerage), paragraph (a) of Section 5.01 (Organization and Power), Section 5.02 (Authorization; Valid and Binding Agreement) and Section 5.06 (Brokerage) (collectively, the “Fundamental Representations”), which will survive the Closing and will terminate on the expiration of the Fundamental Representations Survival Period, (ii) the representations and warranties set forth in Section 4.08 (Tax Matters), which will survive the Closing and will terminate on the expiration of the Tax Representation Survival Period, and (iii) the representations and warranties set forth in Section 4.12 (Employee Benefit Plans) and Section 4.15 (Environmental Compliance and Conditions), which will survive the Closing and will terminate on the date that is three (3) years after the Closing Date.

(b) Subject to the provisions, if any, set forth in Exhibit C hereto, the covenants and agreements contained in this Agreement (i) requiring performance at or prior to the Closing will terminate as of the Closing and (ii) requiring performance after the Closing will survive and will terminate on the date that is thirty (30) days following the date specified for the completion of the performance of such covenant or agreement; provided, that if such covenant or agreement does not specify a date by which the performance of such covenant is to be completed after the Closing, such covenant or agreement will survive the Closing and will terminate on the date that is three (3) years after the Closing Date (and no claim for any indemnification may be made therefor). Notwithstanding the foregoing, all covenants and agreements (A) related to Taxes will survive the Closing and will terminate on the expiration of the Tax Survival Period, (B) set forth in Sections 9.02(a)(iv) and 9.02(a)(v) will survive the Closing and will terminate on the expiration of the Sections 9.02(a)(iv) and 9.02(a)(v) Survival Date and (C) set forth on Item 3 of Part C of Exhibit C and on Item 4 of Part C of Exhibit C will survive the Closing and will terminate on the expiration of the Environmental Indemnity Survival Date.

(c) Notwithstanding anything contained in Sections 9.01(a) and 9.01(b), nothing contained in this Agreement will prevent recovery under this Article IX after the expiration of the applicable survival termination date set forth above (other than with respect to matters set forth Item 3 of Part C of Exhibit C and on Item 4 of Part C of Exhibit C , which may not be recovered under any circumstances following the expiration of the Environmental Indemnity Survival Date except as otherwise expressly provided in this Agreement) so long as the party making a claim or seeking recovery (i) provides written notice in good faith to the other party of the breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail, to the extent known, the basis for the purported breach, and the amount or nature of the claim being made, if then ascertainable, and (ii) such notice is given prior to the expiration of the applicable survival termination date.

9.02 Indemnification of Buyer.

(a) From and after the Closing (but subject to the terms and conditions of Article IX and Exhibit C of this Agreement), Seller will indemnify, defend and hold harmless Buyer and any of its Affiliates, the Company and any Subsidiary and their respective officers, directors, employees or agents (collectively, the “Buyer Indemnitees”) from and against, and will pay to Buyer Indemnitees the amount of, any and all Losses, whether or not involving a Third-Party Claim, arising out of or resulting from, or in connection with:

(i) any breach of any representation or warranty made by Seller or the Company contained in Article III or Article IV;

(ii) the failure to pay any Taxes pursuant to Section 7.03(a), Section 7.03(e), or Section 7.03(i) (the “Tax Payment Covenants”);

(iii) any failure of Seller to perform any of its covenants or agreements contained in this Agreement requiring performance by Seller after the Closing (other than the Tax Payment Covenant);

(iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement made by any such Person with the Company prior to the Closing or Seller or any of Seller’s Affiliates in connection with the transactions contemplated by this Agreement;

(v) any Seller Transaction Expenses or Indebtedness to the extent not included in the calculation of the Purchase Price; or

(vi) the matters described on Part C of Exhibit C.

(b) Other than as contemplated by Section 9.04(e), Seller will not have, and Seller will not assert or exercise (or attempt to exercise or assert), any right of contribution, reimbursement, subrogation or indemnity against the Company or any of its Subsidiaries, in connection with any indemnification obligation to which Seller may become subject or which may be payable out of the Indemnification Escrow Account under or in connection with this Agreement.

9.03 Indemnification of Seller. From and after the Closing (but subject to the terms and conditions of Article IX of this Agreement), Buyer will indemnify Seller, its members and their Affiliates, and its and their respective officers, directors, employees and agents (the “Seller Indemnitees”) against, hold them harmless from and will pay to Seller Indemnitees the amount of, any and all Losses arising out of or resulting from, or in connection with (a) a breach of any representation or warranty of Buyer contained in Article V, (b) any breach of any covenant of Buyer or the Company contained in this Agreement requiring performance by Buyer or the Company after the Closing, and/or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

9.04 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in Section 9.02 of this Agreement:

(i) no Buyer Indemnitees will be entitled to any indemnification for Losses in respect of claims under Sections 9.02(a)(i) and 9.02(a)(iii) if, with respect to any individual item of Loss (or, in the case of a series of related items of Loss, the aggregate thereof), the Loss is less than $25,000 (the “Minor Claims Threshold”); provided, however, that the Minor Claims Threshold will not apply to Losses resulting from breaches of the Fundamental Representations or from breaches of the representations and warranties set forth in Section 4.08 (Tax Matters);

(ii) (A) no Buyer Indemnitees will be entitled to any indemnification for Losses in respect of claims under Sections 9.02(a)(i) and 9.02(a)(iii) unless the aggregate of all such Losses (excluding claims that do not exceed the Minor Claims Threshold) would exceed on a cumulative basis an amount equal to $937,500 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, that (x) notwithstanding the foregoing, as a further limitation and still subject to the Deductible, no Buyer Indemnitees will be entitled to seek indemnification as provided in Item 2 of Part B of Exhibit C and (y) the Deductible will not apply to Losses resulting from breaches of the Fundamental Representations or from breaches of the representations and warranties set forth in Section 4.08 (Tax Matters); (B) no Buyer Indemnitees will be entitled to any indemnification for Losses in respect of claims under Section 9.02(a)(vi) with respect to matters described in Item 4 of Part C of Exhibit C unless the aggregate of all such Losses would exceed on a cumulative basis an amount equal to $750,000, and then only to the extent such Losses exceed $750,000; and

(iii) Seller’s aggregate liability in respect of claims to indemnify any Buyer Indemnitee for Losses pursuant to:

(A) Section 9.02(a)(i) (other than in respect to Losses resulting from the breach of the Fundamental Representations), Section 9.02(a)(ii), Item 3 of Part C of Exhibit C and Item 4 of Part C of Exhibit C will not exceed, in the aggregate, the Applicable Cap (provided, however, to the extent that Losses are taken into account in reducing the Applicable Cap in accordance with clauses (b)(iii), (b)(iv), (c)(iii) or (c)(iv) of the definition thereof, such Losses shall not also be applied against the Applicable Cap and its availability for purposes of determining remaining availability thereof);

(B) Section 9.02(a)(i), to the extent consisting of Losses resulting from the breach of the Fundamental Representations, and Section 9.02(a)(iv) will not exceed in the aggregate (together with all other Losses incurred or paid by Seller under this Agreement or received by Buyer from Escrow Funds), the Aggregate Cap;

(C) Item 1 of Part C of Exhibit C will not exceed in the aggregate the amount set forth therein.

(D) Item 2 of Part C of Exhibit C will not exceed in the aggregate the amount set forth therein;

(E) Sections 9.02(a)(iii) and 9.02(a)(v) will not exceed in the aggregate, the amount equal to the Intermediate Cap;

provided, however, that (x) none of the limitations set forth in this Section (E) will apply in the case of fraud or criminal or willful misconduct, and (y) in no event will Seller’s aggregate liability under this Article IX exceed, subject to the other limitations set forth herein and on Exhibit C hereof, the Aggregate Cap.

(b) From and after the Closing (but subject in all cases to the terms and conditions and limitations of this Article IX and Exhibit C hereof), any indemnification of the Buyer Indemnitees for which Seller is liable hereunder will be effected,first, to the full extent of any amounts then remaining in the Indemnification Escrow Fund, by a payment made from the Indemnification Escrow Account in accordance with the terms of the Escrow and Paying Agent Agreement and, to the extent the remaining Escrow Funds are insufficient, directly from Seller.

(c) Notwithstanding any other provision of this Agreement to the contrary, Seller will have no obligation to indemnify any of the Buyer Indemnitees from and against any Taxes of any Person that are attributable to (i) any Post-Closing Tax Period (or any other Losses directly related to any such Taxes), except to the extent arising solely from a breach of the representation or warranty made by Seller in Sections 4.08(d), 4.08(h), 4.08(i)(A) or 4.08(m), (ii) Taxes of any Person other than the Company or any of its Subsidiaries that are attributable to any lease, loan, or similar agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business on or prior to the Closing Date, (iii) any transaction involving the Company or any of its Subsidiaries that is outside the ordinary course of business and occurs on the Closing Date after the Closing, (iv) any taxable income or gain recognized by the Company or any of its Subsidiaries that is attributable to the purchase of the Shares pursuant to this Agreement (including, without limitation, the manner in which Buyer finances such purchase), or (v) any breach by Buyer of Section 7.03(f), Section 7.03(g), or Section 7.03(j).

(d) All payments under Sections 9.02 and 9.03 will be treated by the parties as an adjustment to the Purchase Price for all relevant Tax purposes.

(e) The amount of any and all Losses under this Article IX will be determined net of (i) any amounts actually received by any Indemnified Party under or pursuant to any insurance coverage, indemnity, reimbursement arrangement, Contract or other arrangement (collectively, “Alternate Arrangements”), net of any costs incurred in connection with the collection thereof, including deductibles and (ii) any Tax detriment or Tax benefit actually realized with respect to such Losses as and to the extent realized during the Tax Survival Period. For the avoidance of doubt, if a net Tax benefit is realized during the Tax Survival Period with respect to a Loss after an indemnity payment has been made, the Indemnified Party will promptly pay over that value of such net Tax benefit. The amount of Tax detriment or Tax benefit actually realized will be determined by comparing the Indemnified Party’s cumulative liability for Taxes without taking into account the relevant Loss with the Indemnified Party’s cumulative liability for Taxes taking into account the relevant Loss (and for such purpose, any deductions associated with such Loss will be treated as the last item of deduction). In any case where an Indemnified Person recovers under any Alternative Arrangement, any amount in respect of a matter for which such Indemnified Person was indemnified pursuant to this Article IX (either by Seller or from Escrow Funds), such Indemnified Person will promptly pay over to the Indemnifying Person an amount equal to the lesser of (A) the actual amount received under such Alternative Arrangements, net of any costs incurred in connection with the collection thereof, including deductibles, and (B) the actual amount of the indemnification payment previously paid by or on behalf of the Indemnifying Person (either by Seller or from Escrow Funds) with respect to such Losses. Each Indemnified Person will make such commercially reasonable efforts to collect amounts available under Alternative Arrangements and realize any Tax Benefit; provided, however, that satisfying such obligation will not be a condition to, or a limitation on, any party’s indemnification rights under this Article IX, except with respect to any indemnification by Seller for Item 3 of Part C of Exhibit C and Item 4 of Part C of Exhibit C for which each Indemnified Person is required to use commercially reasonable efforts to collect all amounts under any Alternative Arrangements. In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for Item 3 of Part C of Exhibit C hereof or for Item 4 of Part C of Exhibit C hereof for which such Indemnified Party could have collected on a claim under any Alternative Arrangement, the Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover under any Alternative Arrangement for Item 3 of Part C of Exhibit C hereof or for Item 4 of Part C of Exhibit C hereof any loss subject to indemnification hereby without the prior written consent of the Indemnifying Party.

(f) In no event will Buyer Indemnitees be entitled to recover or make a claim for any amounts in respect of consequential, incidental or punitive damages, except in the case of fraud or criminal misconduct and except to the extent such damages were actually awarded, paid or incurred in a Third-Party Claim.

(g) Notwithstanding anything herein to the contrary, no party will be entitled to indemnification under this Article IX with respect to any claim for Losses to the extent that the amount thereof, if any, was reflected in the calculation of the Final Purchase Price pursuant to Section 1.02. Buyer will use commercially reasonable efforts to cause the Company to maintain, in accordance with their terms, following the Closing each Alternate Arrangement set forth on the Alternate Arrangement Schedule.

(h) For purposes of determining the amount of any Losses for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 9.02(a)(i), including for purposes of determining application of the Minor Claims Threshold and the Deductible, all materiality qualifiers (including Material Adverse Effect) and monetary thresholds with the same or similar effect that are contained in the applicable representation, warranty or covenant will be deemed to be deleted and will be given no force or effect. For purposes of determining the existence of a breach, the parties acknowledge and agree that such materiality qualifiers (including Material Adverse Effect) and monetary thresholds will not be deemed deleted and will be given full force and effect. Notwithstanding the foregoing, the preceding sentence will not apply to breaches of the representations contained in Section 4.08 of this Agreement.

(i) With respect to any claims for indemnification pursuant to a breach of the representations and warranties in Section 4.15 of this Agreement or of Item 3 of Part C of Exhibit C or Item 4 of Part C of Exhibit C, the Seller will have no obligation to indemnify any Buyer Indemnitee with respect to any environmental sampling, analysis, investigation, reporting, monitoring, clean-up, containment, restoration, removal or other investigative, corrective or response action at the Owned Real Property or Leased Real Property taken by or on behalf of any Buyer Indemnitee or with respect to any Losses arising from conditions or events discovered or identified by or as a result of any of the foregoing actions (collectively, “Response Actions”) unless such Response Action is affirmatively (i) required under any applicable Environmental Law; (ii) required by a Governmental Body, other than as a result of a report to a Governmental Body made voluntarily by or on behalf of any Buyer Indemnitee that was not required under Environmental Laws or by a Governmental Body; (iii) reasonable in order to defend against a Third Party Claim alleging a Release of Hazardous Substances; (iv) required under, or to demonstrate compliance with, any applicable lease agreement for a Leased Real Property or this Agreement; (v) required as part of a bona fide construction, renovation, or demolition project by or on behalf of the Company or its Subsidiaries; or (vi) necessary to address a bona fide material threat to human health, safety or the environment; and in each case such indemnification obligation for a Response Action will be only to the extent required to attain compliance with standards applicable under Environmental Law for the continued commercial/industrial use of the relevant property or facility (as the case may be) in a cost-effective manner, employing where applicable risk-based remedial standards and institutional controls, where such standards or controls would not unreasonably interfere with ongoing commercial/industrial operations at the relevant property or facility (as the case may be), provided that such level and extent of Response Actions is acceptable, to the extent applicable, to the Governmental Body or, to the extent applicable, satisfies the terms under any lease agreement for a Leased Real Property.

9.05 Procedures Relating to Indemnification.

(a) Promptly after receipt by any Buyer Indemnitees or Seller Indemnitees (for purposes of this Section 9.05, the “Indemnified Party”) of any Proceeding, claim or demand made against it by a third party (a “Third-Party Claim”) which gives rise to a claim for indemnification against an indemnifying party under this Agreement (the “Indemnifying Party”), then the Indemnified Party will as promptly as practicable send notice in writing, and in reasonable detail, of the Third-Party Claim (including the factual basis for the Third-Party Claim, and, to the extent known, the amount of the Third-Party Claim) to the Indemnifying Party; provided, however, that failure to give such notification to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such notice. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, as promptly as reasonably practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense of such Third-Party Claim and, if it so chooses, to assume the defense of the Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will not, be liable to the Indemnified Party under this Article IX for any fees or other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If the Indemnifying Party does not, or is not pursuant to Section 9.05(c) permitted to, assume the defense of a Proceeding, the Indemnified Party will have the right to assume the defense and employ separate counsel to represent such Indemnified Party and the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party will control such defense and all the parties hereto will cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third-Party Claim (y) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the primary relief provided is monetary damages that are paid in full by the Indemnifying Party and (z) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If timely notice is given to an Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party does not, within ten (10) business days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will not admit any liability with respect thereto but will be bound by any final determination made by any Governmental Body in respect thereof. The Indemnified Party will not agree to or make any compromise or settlement of any Third-Party Claim without the Indemnifying Party’s consent (not to be unreasonably withheld or delayed); provided, however, that in the event that the Indemnifying Party for any reason withholds such consent with respect to any Third-Party Claim in respect of Fullerton Losses, Ogallala Losses and/or Marengo Losses (as such terms are defined in Exhibit C hereto), the Indemnified Party shall, at any time thereafter up to and including the Environmental Indemnity Survival Date, and notwithstanding that any such Losses have not yet been incurred, be permitted to make a claim for such Losses incurred (subject to the Indemnifying Party’s continuing consent right) in respect of such Third-Party Claim, without any limitation on the period for recovering such Losses from Seller, subject only to the Applicable Cap and the other limitations set forth herein.

(c) Notwithstanding the foregoing, if an Indemnified Party reasonably determines in good faith that a Third-Party Claim would materially adversely affect it if a judgment is rendered in favor of such claimant other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld or delayed).

(d) The provisions of this Section 9.05 will not apply with respect to any Tax Contests, which will instead be governed by Section 7.03.

9.06 Exclusive Remedy. The parties each acknowledge and agree that, from and after the Closing, their sole and exclusive remedies with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, other than in the case of fraud or criminal or willful misconduct, will be expressly limited to the remedies set forth in this Article IX.

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Accounts Receivable” has the meaning set forth in Section 4.20.

“Active”, whether or not capitalized, when used to modify any Government Contract, Government Subcontract or Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract or Subcontract, and when used to modify any Teaming Agreement, “active” means that such Teaming Agreement has not terminated or expired.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Cap” has the meaning set forth in Exhibit C.

“Agreed Accounting Principles” will mean GAAP, as modified by the matters set forth on the attached Accounting Principles Schedule.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Arrangements” has the meaning set forth in Section 9.04(e).

“Applicable Cap” has the meaning set forth in Exhibit C.

“Arbiter” has the meaning set forth in Section 1.02(d).

“Audax” means Audax Management Company, LLC, a Delaware limited liability company.

“Audax Fund I” means Audax Private Equity Fund I, L.P., a Delaware limited partnership.

“Bid” means any bid, proposal, offer or quotation made by Company or by a contractor team or joint venture, in which the Company is participating, that, if accepted, would lead to a Government Contract or a Government Subcontract.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Cash on Hand” means, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), the sum of all cash and cash equivalents (including marketable securities and short term investments, restricted cash and deposits with third parties (including landlords)) of the Company and its Subsidiaries determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property” means the Intellectual Property required to be set forth on the Intellectual Property Schedule, together with licenses of Intellectual Property required to be disclosed on the Contracts Schedule pursuant to Section 4.09(a)(xiii)(B).

“Company Name” has the meaning set forth in Section 11.01(a).

“Confidentiality Agreement” has the meaning set forth in Section 11.03.

“Consent” means any notices to or filings with, or approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) of, any Governmental Body or other Person.

“Contract” means any agreement, commitment, contract, lease, license, mortgage, indenture instrument, note, obligation or undertaking, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or (B) which together with the Company is treated as a single employer under Section 414 of the Code.

“DCAA” has the meaning set forth in Section 4.27(k)(i).

“Deductible” has the meaning set forth in Section 9.04(a)(ii).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disputed Items” has the meaning set forth in Section 1.02(d).

“Electronic Delivery” has the meaning set forth in Section 11.18.

“Employee Plan” and “Employee Plans” have the meaning set forth in Section 4.12(a).

“Environmental Claim” means any claim, action, cause of action, demand, lawsuit, request for information from a Governmental Body or environmental group or probable plaintiff, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, whether civil, criminal, administrative, or regulatory, whether at law or in equity, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging or related to liability (including without limitation liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws as of or prior to the Closing Date concerning pollution or protection of natural resources, protection of endangered or threatened species, protection of human health or safety (as it relates to Hazardous Substances), or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including all those relating to the presence of, exposure to, or the management, manufacture, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Substances. The term “Environmental Laws” includes without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Governmental Authorization required or issued under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The Bank of New York Mellon.

“Escrow and Paying Agent Agreement” means that certain Escrow and Paying Agent Agreement, dated of even date herewith, by and among Buyer, Seller and the Escrow Agent.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Indemnification Escrow Amount (disregarding any interest accrued on the Indemnification Escrow Amount) over the sum of all distributions and other payments from the Indemnification Escrow Account pursuant to the terms of the Escrow and Paying Agent Agreement on or prior to such date of determination.

“Estimated Cash on Hand” has the meaning set forth in Section 1.02(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.02(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.02(a).

“Export Laws” means all Laws relating to export control, economic sanctions and trade embargoes. The term “Export Laws” includes, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 12 U.S.C. § 95a and 50 U.S.C. App. § 5(b), the Export Administration Act, 50 U.S.C. App. §§ 2401 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 et seq., and any and all regulations and orders promulgated or issued under such authority, including the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Parts 500 through 598, the Export Administration Regulations, 15 C.F.R. Parts 730 through 774, and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 through 130.

“FAR” has the meaning set forth in Section 4.27(d)(ii).

“Family” has the meaning set forth in Section 4.16.

“Final Purchase Price” has the meaning set forth in Section 1.02(e).

“Financial Statements” has the meaning set forth in Section 4.05.

“Foreign Plan” means any Employee Plan, fund, or similar program established or maintained or contributed to (or required to be contributed to) outside the United States by the Company or any Subsidiary, which Employee Plan, fund, or similar program is not subject to ERISA.

“Fundamental Representations” has the meaning set forth in Section 9.01(a).

“Fundamental Representations Survival Period” has the meaning set forth in Exhibit C.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Governmental Authorization” means any approval, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law and all exemptions from requirements to obtain or apply for any of the foregoing.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c)

governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order or other commitment of any kind between the Company and/or any Subsidiary and the U.S. Government.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, or other commitment of any kind between Company and/or any Subsidiary and any prime contractor to either the U.S. Government or any subcontractor with respect to a Government prime contract.

“Hazardous Substance” means any material, waste, chemical, compound, mixture or substance, whether solid, liquid or gas, that is defined, listed, identified or otherwise subject to regulation, control or remediation under Environmental Laws because of its hazardous, toxic or deleterious properties or characteristics or because it is otherwise a threat to the environment or health and safety, including without limitation, any asbestos in any form, PCBs, crude oil or any fraction thereof, natural gas, or petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all payment obligations (including principal, accrued and unpaid interest, penalties, fees and prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement) of the Company and its Subsidiaries as of the Closing in respect of, without duplication, (a) indebtedness for borrowed money owed by the Company or any of its Subsidiaries under any credit facilities, (b) indebtedness evidenced by notes, bonds, debentures or similar debt security Contracts, (c) obligations under interest rate protection, swap or other hedging agreements, (d) all capitalized lease obligations as determined under GAAP, and (g) reimbursement obligations in connection with any letter of credit, performance bonds, bankers acceptances or similar obligations outstanding at the Closing. For the avoidance of doubt, Indebtedness does not include any (i) obligations under operating leases, or (ii) intercompany obligations between or among the Company and/or any of its Subsidiaries. For the avoidance of doubt, no obligations under the Swiss Life Pension Fund (BVG) will be deemed to be in included in the definition of Indebtedness.

“Indemnification Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow and Paying Agent Agreement to cover Seller’s indemnification obligations under Section 9.02.

“Indemnification Escrow Amount” means $6,250,000.

“Indemnified Party” has the meaning set forth in Section 9.05(a).

“Indemnifying Party” has the meaning set forth in Section 9.05(a).

“Intellectual Property” means all (i) patents, inventions, technology, discoveries, improvements, processes, industrial designs, techniques, patent applications and inventor’s certificates, (ii) trademarks, service marks, trade names, brand names, logos, trade dress, and registrations and applications for any of the foregoing, (iii) works of authorship, copyrights, copyrightable works, and copyright registrations and applications, (iv) Internet domain names, (v) trade secrets, industrial secrets and confidential information and know-how, and (vi) all tangible embodiments of any of the foregoing.

“Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with all Intellectual Property.

“Intermediate Cap” has the meaning set forth in Exhibit C.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person of any fact, circumstance or occurrence, such fact, circumstance or occurrence of which such Person (i) is actually aware or (ii) would reasonably be expected to become aware after due inquiry; provided, however, that, in the case of Seller, the Company and its Subsidiaries, such knowledge will be limited to the Knowledge of Timothy Wilson, Michael Stachura and Robert Strahs, none of whom will have any personal liability or obligations regarding such Knowledge.

“Latest Audited Balance Sheet” has the meaning set forth in Section 4.05.

“Latest Balance Sheet” has the meaning set forth in Section 4.05.

“Law” means as of the Closing Date any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, decree, judgment, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Leased Real Property” has the meaning set forth in Section 4.07(c).

“Liens” means any lien, mortgage, security interest, pledge, deposit, encumbrance, conditional sale, restriction on transfer of title, or charge of any kind or any covenant, condition, restriction or other matter affecting title or right to real property.

“Losses” means all damages, losses, penalties, interest, expenses (including reasonable attorneys’ fees and expenses and costs of investigating), and amounts paid incident to any compromise or settlement of any Proceeding.

“Lower End Net Working Capital Target” means $21,665,588.

“Management Co-Investment Agreements” has the meaning set forth in Section 2.01(k).

“Material Adverse Effect” means an event, occurrence, or development that has a material adverse effect upon the business, assets, financial condition or operating results of the Company and its Subsidiaries taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, Orders or other binding directives issued by any Governmental Entity, and (vi) the taking of any action contemplated by this Agreement or the other Transaction Documents or the announcement of the transactions contemplated hereby or thereby, except, in the case of the foregoing clauses (i), (ii), and (iii), only to the extent the Company and its Subsidiaries, taken as a whole are, disproportionately affected by such effect compared to other Persons engaged in the business in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 4.09(c).

“Minor Claims Threshold” has the meaning set forth in Section 9.04(a)(i).

“Multiemployer Plan” has the meaning set forth in Section 4.12(e).

“Net Working Capital” means (i) all current assets (excluding Cash On Hand, deferred Tax assets, any other income Tax assets, if any, and related party items released or satisfied at Closing (including intercompany items)) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) all current liabilities (excluding any items constituting Indebtedness, Seller Transaction Expenses, deferred Tax liabilities, any other income Tax liabilities, if any, and any related party items released or satisfied at or in connection with Closing) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), in each case calculated in accordance with the Agreed Accounting Principles and using the same line items set forth on the Accounting Principles Schedule. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the induction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.

“Objections Statement” has the meaning set forth in Section 1.02(d).

“Order” means any decision, injunction, judgment, determination, decree, order, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

“Owned Real Property” has the meaning set forth in Section 4.07(b).

“Payoff Letters” means customary pay-off letter for the Indebtedness set forth on the Indebtedness Pay-off Schedule in form and substance satisfactory to Buyer.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property which are not violated by the current use and operation of the Owned Real Property and Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ business, (v) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation which are not material, individually or in the aggregate, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (vii) those Liens, if any, identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or political subdivision thereof.

“Personal Property” has the meaning set forth in Section 4.07(a).

“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Principal” an officer, director, owner, partner, or a person having primary management or supervisory responsibilities within the Company or any Subsidiary (e.g., general manager, plant manager, head of a subsidiary, division, or a business segment, and similar positions).

“Proceeding” means any action, arbitration, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

“Prohibited Transaction” means any transaction prohibited by either Section 4975 of the Code or Section 406 of ERISA which is not exempted by either Code Section 4975 or ERISA Section 408, including, in either case, the regulations issued thereunder.

“Purchase Price” means (i) $124,250,000, plus (ii) the total amount of Cash on Hand, minus (iii) the outstanding amount of Indebtedness, minus (iv) the Seller Transaction Expenses, plus (v) the amount, if any, by which the Net Working Capital exceeds the Upper End Net Working Capital Target, minus (vi) the amount, if any, by which the Net Working Capital is less than the Lower End Net Working Capital Target.

“Qualified Plan” has the meaning set forth in Section 4.12(d).

“Real Property Leases” has the meaning set forth in Section 4.07(c).

“Registered Intellectual Property” means any Intellectual Property Rights that are the subject of a formal application or registration with any Governmental Body (or with respect to domain names, any domain name registrar).

“Release” means any release as defined in CERCLA.

“Response Actions” has the meaning set forth in Section 9.04(i).

“Rollover Amount” means $1,528,000.

“Rollover Contribution” has the meaning set forth in Section 1.01(a).

“Rollover Shares” means the Shares owned by each of the Rollover Stockholders as set forth on Exhibit D attached hereto.

“Rollover Stockholders” means those Rollover Stockholders listed on Exhibit D attached hereto.

“Savings Plan” means the Arnold Technologies Corporation Employee Retirement Savings Plan.

“Sections 9.02(a)(iv) and 9.02(a)(v) Survival Date” has the meaning set forth in Exhibit C.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Tax Returns” has the meaning set forth in Section 7.03(c).

“Seller Transaction Expenses” means the aggregate amount of all fees and expenses of the Company and Subsidiaries relating to or arising as a result of the consummation of the transactions contemplated hereby, including investment banking services, legal services, transaction bonuses, and Company Option termination payments, in each case to the extent unpaid at Closing.

“Shares” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, consulting agreement or other commitment of any kind issued by the Company or any Subsidiary to any Person in support of the Company’s or any Subsidiary’s performance of a Government Contract or Government Subcontract.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Tax” or “Taxes” means any federal, state, local or foreign net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, property, social security, environmental (including Code Section 59A), customs duties, alternative or add-on, value added, registration, windfall profits or other tax imposed by any Governmental Body, or any interest, penalties, additions to tax or additional amounts incurred or accrued under applicable tax law, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 7.03(h).

“Tax Contest” has the meaning set forth in Section 7.03(h).

“Tax Payment Covenant” has the meaning set forth in Section 9.02(a)(ii).

“Tax Survival Period” has the meaning set forth in Exhibit C.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, and any amendments thereto.

“Teaming Agreement” means a “contractor team arrangement” as defined in Federal Acquisition Regulation § 9.601.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement and the Escrow and Paying Agent Agreement.

“Transaction Tax Deductions” means, in each case to the extent not reflected on a Tax Return filed prior to the Closing, (i) the amounts paid by the Company in connection with the Closing to Audax Management Company, LLC under the Termination Agreement dated February 24, 2012, (ii) the amounts paid by Company in connection with the Closing to Houlihan Lokey Howard & Zukin, (iii) the transaction bonuses paid in connection with the Closing to Greg Erskine, Dave Maybury and Doug Walston, (iv) the unamortized deferred financing fees in connection with the Company’s pre-Closing indebtedness outstanding immediately prior to the Closing under the Amended and Restated Credit Agreement, dated as of December 15, 2010, by and among Arnold Magnetic Technologies Corporation, The Arnold Engineering Co., Flexmag Industries, Inc., and Magnetic Technologies Corporation, as Borrowers, LBC Credit Partners II, L.P. as Administrative Agent, and the Lenders from time to time party thereto, (v) the amounts paid by the Company to Kirkland & Ellis in connection with the Closing, (vi) the amounts paid by the Company to Nixon Peabody in connection with the Closing, (vii) the amounts paid by the Company for directors and officers “tail” insurance, (viii) the amounts paid by the Company to reimburse expenses of Audax Management Company, LLC under the Management Services Agreement dated January 12, 2005, as amended, (ix) the amounts paid by the Company to Baker & McKenzie in connection with the Closing, and (x) the first $320,000 of the amount of compensation paid by the Company in 2012 to certain employees of the Company pursuant to the Management Incentive Plan bonus plan.

“Transfer Taxes” has the meaning set forth in Section 7.03(e).

“Upper End Net Working Capital Target” means $22,165,588.

“U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

“Working Capital Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow and Paying Agent Agreement to cover all or a portion of the amount, if any, owing to Buyer pursuant to Section 1.02(f).

“Working Capital Escrow Amount” means $1,500,000.

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, schedules, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, schedules, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.

(b) All exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation.

(d) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(e) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE XI

MISCELLANEOUS

11.01 Press Releases and Communications; Use of Company Name.

(a) No press release or public announcement related to this Agreement or the transactions contemplated herein will be issued or made by any party hereto or their respective Affiliates without the mutual agreement in writing of Buyer and Seller; provided, however, that each of Buyer and Seller, and their respective Affiliates (including, in the case of Buyer, Compass Group Diversified Holdings LLC and in the case of Seller, Audax), may make a public announcement (including through issuance of a press release, public filings or other reasonable means) without the prior consent of the other party which such party reasonably believes (based on advice of counsel) is necessary to comply with applicable Law or the rules and regulations of any securities exchange or, in the case of Compass Group Diversified Holdings LLC and Audax, consistent with past practice, in which case such announcing party will, to the extent reasonably practicable, give the other party prior notice of each such disclosure, if any, and the opportunity to review in advance. For the avoidance of doubt, the parties hereto acknowledge and agree that Audax and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the Company and its Subsidiaries (including its and their performance and improvements) in connection with Audax’ or its Affiliates fund raising, marketing, informational or reporting activities. Buyer, the Company and their respective Affiliates (including Compass Group Diversified Holdings LLC) will not have any right to use Audax’ name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without express written consent of Audax other than in connection with public filings pursuant to applicable securities laws, or in a manner consistent with past practice as of the date hereof.

(b) Effective as of the Closing Date, the Company hereby grants, on behalf of itself and its Subsidiaries, and will cause each of its Subsidiaries to grant, to Audax a non-exclusive, royalty free, worldwide right and license to use the name and related marks and logos of the Company and each of its Subsidiaries (collectively, the “Company Name”) on its printed materials and website and in other forms and media for the sole purpose of describing the prior ownership of, or Audax and any of its Affiliates’ former interest in, the Company or any of its Subsidiaries and the associated businesses.

11.02 Expenses. Except as otherwise expressly provided herein, Buyer and Seller will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

11.03 Confidentiality. Buyer, Seller and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents and other representatives to maintain in confidence, the terms of this Agreement, unless such disclosure is permitted under the terms of that certain Confidentiality Agreement, dated September 9, 2011, between Compass Group Management LLC and Houlihan Lokey Howard & Zukin Capital, as representative of the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, any such confidential information may be disclosed as may be required by any Governmental Body.

11.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer and the Company:

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, CT 06880

Attention:	David P. Swanson
Alan B. Offenberg
Facsimile No.:	(203) 221-8253

with a copy to:

Squire, Sanders & Dempsey (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attention:	Stephen C. Mahon
Facsimile No.:	(513) 361-1201

Notices to Seller :

Arnold Magnetic Technologies, LLC

c/o Audax Management Company, LLC

101 Huntington Avenue

Boston, Massachusetts 02199

Telephone:	(617) 859-1500
Attention:	Oliver Ewald
David Wong
Facsimile No.:	(617) 859-1600

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Jeffrey Seifman, P.C.
Facsimile No.:	(312) 862-2200

with a copy to:

Audax Management Company, LLC

101 Huntington Avenue

Boston, Massachusetts 02199

Attention:	General Counsel
Facsimile:	(617) 859-1600

11.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (i) Buyer may assign this Agreement and its rights hereunder to any Person that is or becomes a lender to Buyer, the Company or any of their respective Affiliates as security for obligations to such lender, provided that no such assignment will in any way affect Buyer’s obligations or liabilities under this Agreement and (ii) Seller may assign its rights under this Agreement to any of its beneficial owners.

11.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

11.07 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement, provided, however, that each section of the disclosure schedules will be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules to the extent that the relevance of such disclosure to such other sections is readily apparent. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or herein or in the disclosure schedules should not be interpreted as indicating that Seller or the Company has determined that such item is necessarily material or amounts to a Material Adverse Effect, is outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement of the Company. The information contained in this Agreement and in the disclosure schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of Contract).

11.08 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended or waived only in a writing signed by Buyer, the Company and Seller. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09 Complete Agreement. This Agreement (including the exhibits and schedules attached hereto) and the other Transaction Documents contain (along with the Confidentiality Agreement) the entire agreement of the parties respecting the sale and purchase of the Company and supersedes all prior agreements (other than the Confidentiality Agreement) among the parties respecting the sale and purchase of the Company. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties.

11.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.11 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

11.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED

AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.04.

11.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14 No Third Party Beneficiaries. No Person other than the parties hereto will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than the rights and benefits as set forth in Sections 7.02, 9.02, 9.03, 9.06, 11.01 and Part D of Exhibit C (to the extent provided therein).

11.15 Representations of Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the closing, Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing Date of the Company or any of its Subsidiaries. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any Subsidiary and Seller or any of its Affiliates, Kirkland & Ellis LLP may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and Seller or Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of Seller.

11.16 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, this Agreement will govern and control.

11.17 Specific Performance. Each of Seller, the Company and Buyer acknowledges that the rights of each party to consummate the transactions contemplated by this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party will have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to seek to enforce its rights and the other party’s obligations hereunder not only pursuant to Article IX hereof but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

11.18 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

11.19 Buyer Deliveries. Any document or item will be deemed (a) “delivered” within the meaning of this Agreement if such document or item was actually delivered to Buyer or any of Buyer’s Representatives, or (b) “made available” within the meaning of this Agreement if such document or item is included in the electronic data room or, if requested by Buyer, made available upon request, including at the Company’s or any of its Subsidiaries’ offices.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLER:

ARNOLD MAGNETIC TECHNOLOGIES, LLC

By:	/s/ Oliver Ewald
Name:	Oliver Ewald
Title:	President

COMPANY:

ARNOLD MAGNETIC TECHNOLOGIES HOLDINGS CORPORATION

By:	/s/ Oliver Ewald
Name:	Oliver Ewald
Title:	President

BUYER:

AMT ACQUISITION CORP.

By:	/s/ David Swanson
Name:	David Swanson
Title:	Vice President and Assistant Secretary